UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Twilio Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TWILIO INC.

101 SPEAR STREET, FIRST FLOOR

SAN FRANCISCO, CALIFORNIA 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on Wednesday, June 3, 2020

Dear Stockholders of Twilio Inc.:

We cordially invite you to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) of Twilio Inc., a Delaware corporation, which will be held virtually on Wednesday, June 3, 2020 at 9:00 a.m. Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/TWLO2020, for the following purposes, as more fully described in the accompanying proxy statement:

1.    To elect three Class I directors to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

3.    To conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

4.    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Due to recent developments with the coronavirus (COVID-19), the public health and travel concerns our stockholders may have, and the protocols that federal, state and local governments may impose, our Board of Directors has determined to hold a live audio webcast in lieu of an in-person meeting in order to support the health and well-being of our employees, stockholders, directors and community. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/TWLO2020. The health and safety of our employees, stockholders, directors and community is paramount and we believe that holding a virtual meeting will enable greater stockholder attendance and help accommodate participants who may be unable or unwilling to travel to an in-person meeting as a result of measures implemented in response to the coronavirus outbreak. As always, we encourage you to vote your shares prior to the Annual Meeting either by telephone, Internet or by proxy card to help make this meeting format as efficient as possible.

Our board of directors has fixed the close of business on April 6, 2020 as the record date for the Annual Meeting. Only stockholders of record on April 6, 2020 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 22, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2020 Annual Meeting of Stockholders (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”). The Proxy Statement and the Annual Report can be accessed directly at the following Internet address: http://materials.proxyvote.com/90138F. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure that your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

We appreciate your continued support of Twilio.

By order of the Board of Directors,

Jeff Lawson

Co-Founder, Chief Executive Officer and Chairperson of the Board

San Francisco, California

April 22, 2020

TWILIO INC.

PROXY STATEMENT

FOR

2020 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2020 annual meeting of stockholders of Twilio Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually on Wednesday, June 3, 2020 at 9:00 a.m. Pacific Time via live audio webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live audio webcast of the meeting by visiting www.virtualshareholdermeeting.com/TWLO2020 and entering your sixteen-digit control number located on your proxy card. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 22, 2019 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to serve until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

•	a proposal to conduct a non-binding advisory vote to approve the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Richard Dalzell, Jeffrey Immelt and Erika Rottenberg as Class I directors;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

Who is entitled to vote?

Holders of either class of our common stock as of the close of business on April 6, 2020, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 128,613,795 shares of our Class A common stock outstanding and there were 11,356,940 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”

Registered Stockholders.    If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote online at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders.    If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock by Internet at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1:    The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of “For” votes cast are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For” or “Withhold” on each of the nominees for election as a director.

•

Proposal No. 2:    The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3:    A majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee, or the Company. The board of directors and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 2, 2020 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 2, 2020 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/TWLO2020.

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares by Internet at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of Twilio Inc., in writing, at 101 Spear Street, First Floor, San Francisco, California 94105; or

•	attending and voting electronically at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

In light of shelter-in-place restrictions currently in place due to COVID-19, we encourage stockholders to reach out to us by e-mail at legalnotices@twilio.com instead of physical mail to help ensure prompt receipt of any communications related to voting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Why won’t there be an in-person meeting this year?

Due to recent developments with the coronavirus (COVID-19), the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose, our

Board of Directors has determined to hold a virtual Annual Meeting via live audio webcast in lieu of an in-person meeting in order to support the health and well-being of our employees, stockholders, directors and community. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/TWLO2020. The health and safety of our employees, stockholders, directors and community is paramount and we believe that holding a virtual meeting will enable greater stockholder attendance and help accommodate participants who may be unable or unwilling to travel to an in-person meeting as a result of measures implemented in response to the coronavirus outbreak.

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live audio webcast only. If you are a stockholder as of the record date of April 6, 2020 and wish to virtually attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice of Internet Availability of Proxy Materials or on your proxy card (if you receive a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. The webcast will start at 9:00 a.m., Pacific Time on June 3, 2020. Stockholders may vote and ask questions while attending the Annual Meeting online.

Use of cameras and recording devices are prohibited while virtually attending the live audio webcast.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Jeff Lawson, Khozema Shipchandler and Karyn Smith have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 22, 2020 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at (415) 914-1444 or:

Twilio Inc.

Attention: Investor Relations

101 Spear Street, First Floor

San Francisco, CA 94105

ir@twilio.com

In light of shelter-in-place restrictions currently in place due to COVID-19, we encourage stockholders to contact us by telephone or e-mail instead of physical mail to help ensure timely receipt of any request for proxy materials.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2021 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 23, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Twilio Inc.

Attention: Corporate Secretary

101 Spear Street, First Floor

San Francisco, California 94105

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2021 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 6, 2021; and

•	not later than the close of business on March 8, 2021.

In the event that we hold the 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our General Counsel or legal department at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations and Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of eight directors, all of whom, other than Mr. Lawson, qualify as “independent” under the listing standards of The New York Stock Exchange (the “NYSE Listing Standards”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of March 31, 2020, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Directors with Terms Expiring at the Annual Meeting/Nominees
Richard Dalzell	I	63	2014	2020	2023	✓		✓	✓
Jeff Immelt	I	64	2019	2020	2023	✓		✓
Erika Rottenberg	I	57	2016	2020	2023	✓	✓		✓
Continuing Directors
Jeff Lawson	II	42	2008	2021	—
Byron Deeter	II	45	2010	2021	—	✓			✓
Elena Donio	III	50	2016	2022	—	✓		✓
Donna L. Dubinsky	III	64	2018	2022	—	✓	✓
Jeffrey Epstein	II	63	2017	2021	—	✓	✓

Nominees for Director

Richard Dalzell.    Mr. Dalzell has served as a member of our board of directors since March 2014. From 1997 to 2007, Mr. Dalzell served in several roles at Amazon.com, Inc., an e-commerce and cloud computing company, including as Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer. From 1990 to 1997, Mr. Dalzell served in several roles at Wal-Mart Stores, Inc., a discount retailer, including as Vice President of the Information Systems Division. Mr. Dalzell currently serves on the board of directors of Intuit Inc., a software company. Mr. Dalzell previously served on the board of directors of AOL Inc. Mr. Dalzell holds a B.S. in Engineering from the United States Military Academy at West Point.

Mr. Dalzell was selected to serve on our board of directors because of his experience as an executive and director of technology companies.

Jeffrey Immelt.    Mr. Immelt has served as a member of our board of directors since June 2019. Mr. Immelt is a venture partner of New Enterprise Associates (“NEA”), a venture capital firm, which he joined in 2018. From 2001 to 2017, Mr. Immelt served as chairman and chief executive officer of General Electric, a U.S. based multinational conglomerate. Prior to being appointed chief executive officer of General Electric, Mr. Immelt held several global leadership roles at General Electric from 1982 to 2000 in the Plastics, Appliances and Healthcare businesses. He was named one of the “World’s Best CEO’s” by Barron’s three times and currently serves on the board of NEA portfolio companies Collective Health, Desktop Metal and Radiology Partners and is a member of The American Academy of Arts & Sciences. Mr. Immelt previously served as director of the Federal Reserve Bank of New York, a government-organized financial and monetary policy organization, as chairman of the U.S. Presidential Council on Jobs and Competitiveness and as a trustee of Dartmouth College. He holds a B.A in applied mathematics from Dartmouth College and an M.B.A. from Harvard University.

Mr. Immelt was selected to serve on our board of directors because of his experience as a senior executive of technology companies and as a director and chairman of publicly-held companies.

Erika Rottenberg.    Ms. Rottenberg has served as a member of our board of directors since June 2016. Ms. Rottenberg joined the Chan Zuckerberg Initiative in 2018 and serves as its Vice President and General Counsel. From 2008 to 2014, Ms. Rottenberg served as Vice President, General Counsel and Secretary at LinkedIn Corporation, a professional networking company. From 2004 to 2008, Ms. Rottenberg served as Senior Vice President, General Counsel and Secretary at SumTotal Systems, Inc., a talent management enterprise software company. From 1996 to 2002, Ms. Rottenberg served in several roles at Creative Labs, Inc., a computer peripheral and digital entertainment product company, including as Vice President, Strategic Development and General Counsel. From 1993 to 1996, Ms. Rottenberg served as an attorney at Cooley LLP, a law firm. Ms. Rottenberg served on the board of directors of Nasdaq-listed Wix.com Ltd., a cloud-based web development platform, from 2014 to April 2020, and currently serves on the boards of Girl Scouts USA and the Silicon Valley Law Foundation. Ms. Rottenberg holds a B.S. in Special and Elementary Education from the State University of New York at Geneseo and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Ms. Rottenberg was selected to serve on our board of directors because of her experience as a senior executive of technology companies and as a director of publicly-held technology companies.

Continuing Directors

Jeff Lawson.    See the section titled “Executive Officers” for Mr. Lawson’s biographical information.

Byron Deeter.    Mr. Deeter has served as a member of our board of directors since November 2010. Since 2005, Mr. Deeter has served as a partner of Bessemer Venture Partners, a venture capital firm. From 2004 to 2005, Mr. Deeter served as a director at International Business Machines Corporation, or IBM, a technology and consulting company. From 2000 to 2004, Mr. Deeter served in several roles at Trigo Technologies, Inc., a product information management company, which was acquired by IBM in 2004, including co-founder, President, Chief Executive Officer and Vice President of Business Development. From 1998 to 2000, Mr. Deeter served as an Associate at TA Associates, a private equity firm. From 1996 to 1998, Mr. Deeter served as an Analyst at McKinsey & Company, a business consulting firm. Mr. Deeter previously served on the board of directors of Cornerstone OnDemand, Inc., a talent management software company and Instructure, Inc., an educational technology company. Mr. Deeter holds a B.A. in Political Economy from the University of California, Berkeley.

Mr. Deeter was selected to serve on our board of directors because of his experience in the venture capital industry and as a director of publicly-held and privately-held technology companies.

Elena Donio.    Ms. Donio has served as a member of our board of directors since February 2016. Since 2016, Ms. Donio has served as Chief Executive Officer at Axiom Global, a leading provider of tech-enabled legal services. From 1998 to 2016, Ms. Donio served in several roles, including as President, Executive Vice President and General Manager of Worldwide Small and Mid-Sized Businesses, at Concur Technologies, Inc., a business travel and expense management software company, which was acquired by SAP SE in 2014. From 1995 to 1997, Ms. Donio served as Senior Manager at Deloitte Consulting LLP, a professional services firm. From 1992 to 1995, Ms. Donio served as Senior Consultant at Andersen Consulting LLP, a business consulting firm. Ms. Donio holds a B.A. in Economics from the University of California, San Diego.

Ms. Donio was selected to serve on our board of directors because of her experience as a senior executive of a technology company and her industry experience.

Donna L.    Dubinsky. Ms. Dubinsky has served as a member of our board of directors since December 2018. Ms. Dubinsky was a co-founder of Numenta, Inc., a machine intelligence company, and has served as its Chief Executive Officer since 2005. Ms. Dubinsky also co-founded Handspring, a maker of Palm OS-based Visor- and Treo-branded personal digital assistants, and served as President and Chief Executive Officer of Handspring from 1998 to 2003, and as Acting Chief Financial Officer from 2002 to 2003. From 1992 to 1998, Ms. Dubinsky served as President and Chief Executive Officer of Palm Computing, Inc., one of the first companies to develop and design handheld computers and smartphones. From 1982 to 1991, Ms. Dubinsky served in a multitude of sales, sales support, and logistics functions at both Apple Inc. and Claris, an Apple software subsidiary. She currently serves on the boards of Numenta and Stanford Health Care in Palo Alto, CA. Ms. Dubinsky previously served on the board of Intuit Inc. and Yale University, including two years as Senior Fellow. Ms. Dubinsky holds a B.A. from Yale University, and an M.B.A. from Harvard Business School.

Ms. Dubinsky was selected to serve on our board of directors because of her experience as an entrepreneur and her industry experience.

Jeffrey Epstein.    Mr. Epstein has served as a member of our board of directors since July 2017. Mr. Epstein is an Operating Partner at Bessemer Venture Partners, a venture capital firm, which he joined in November 2011 and has served as Co-Chief Executive Officer and Chief Financial Officer of Apex Technology Acquisition Corp., a Nasdaq-listed blank check company, since April 2019. From September 2008 to April 2011, Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation, an enterprise software company. Prior to joining Oracle in 2008, Mr. Epstein served as chief financial officer of several public and private companies, including DoubleClick, an Internet advertising company, which was acquired by Google, Inc., King World Productions, a U.S production company and syndicator of television programming, which was acquired by CBS, and Nielsen’s Media Measurement and Information Group, an information, data and measurement company. Mr. Epstein previously served as a director of Booking Holdings (formerly The Priceline Group, Inc.), a leading provider of online travel, and as a member of its Audit Committee and Compensation Committee. Since April 2012, Mr. Epstein has served as a member of the Board of Directors of Shutterstock, Inc., a global provider of licensed imagery, and serves as Chairman of its Audit Committee and as a member of its Nominating and Corporate Governance Committee. Since April 2013, Mr. Epstein has served as a member of the Board of Directors of Kaiser Permanente, a leading U.S. not-for-profit health care provider and health plan. Mr. Epstein holds a B.A. from Yale University and an M.B.A. from Stanford University.

Mr. Epstein was selected to serve on our board of directors because of his experience as an executive and director of technology companies.

Director Independence

Our Class A common stock is listed on The New York Stock Exchange. Under the NYSE Listing Standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE Listing Standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the NYSE Listing Standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE Listing Standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NYSE Listing Standards.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Dalzell, Deeter, Immelt and Epstein, and Mses. Donio,

Dubinsky and Rottenberg do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE Listing Standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure and Role of Our Lead Independent Director

Mr. Lawson currently serves as both the Chairperson of our board of directors and as our Chief Executive Officer. Our non-management directors bring experience, oversight and expertise from outside of our Company, while Mr. Lawson brings Company-specific experience and expertise. As our co-founder, Mr. Lawson is best positioned to identify strategic priorities, lead critical discussions and execute our business plans.

Since Mr. Lawson is the Chairperson of our board of directors and is not an “independent” director pursuant to the NYSE Listing Standards, in December 2017, we appointed Mr. Jeffrey Epstein to serve as our lead independent director. Mr. Epstein serves as a liaison between our Chief Executive Officer and Chairperson and our independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. In addition, our independent directors, who are the sole members of each of our board committees, provide strong independent leadership for each of these committees. Our independent directors generally meet in executive session after each meeting of the board of directors. At each such meeting, the presiding director for each executive session of our board of directors will be either (i) the lead independent director or (ii) chosen by the independent directors.

We believe that the structure of our board of directors and committees of our board of directors provides effective independent oversight of management while Mr. Lawson’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Meetings and Committees

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of eight members.

During our fiscal year ended December 31, 2019, our board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although our Corporate Governance Guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All members of our board of directors then serving in such capacity, except Messrs. Epstein and Deeter attended our 2019 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Mr. Epstein and Mses. Dubinsky and Rottenberg, with Mr. Epstein serving as Chairperson. Each member of our audit committee meets the requirements for independence under the NYSE Listing Standards and SEC rules. Each member of our audit committee also meets the financial literacy and sophistication requirements of the NYSE Listing Standards. In addition, our board of directors has determined that each of Mr. Epstein and Ms. Dubinsky is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•

approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE Listing Standards. A copy of the charter of our audit committee is available on our website at https://investors.twilio.com/.

Our audit committee held nine meetings during fiscal year 2019.

Compensation Committee

Our compensation committee consists of Ms. Donio and Messrs. Dalzell and Immelt, with Ms. Donio serving as Chairperson. Each member of our compensation committee meets the requirements for independence under the NYSE Listing Standards and SEC rules. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”). Our compensation committee, among other things:

•	reviews, determines, and approves, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity compensation plans;

•	reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the NYSE Listing Standards. A copy of the charter of our compensation committee is available on our website at https://investors.twilio.com/.

Our compensation committee held eight meetings during fiscal year 2019.

Nominating and Corporate Governance Committee

Our nominating and governance committee consists of Ms. Rottenberg and Messrs. Dalzell and Deeter, with Ms. Rottenberg serving as Chairperson. Each member of our nominating and governance committee meets the requirements for independence under the NYSE Listing Standards and SEC rules. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews and assesses the adequacy of our corporate governance guidelines and policies and practices and recommends any proposed changes to our board of directors;

•	oversees and periodically reviews our environmental, social and governance activities and programs; and

•	evaluates the performance of our board of directors and of individual directors.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable NYSE Listing Standards. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.twilio.com/.

Our nominating and corporate governance committee held four meetings during fiscal year 2019.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.

Identifying and Evaluating Director Nominees

The board of directors has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of director’s approval as director nominees for election to the board of directors.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds, gender, diversity of race or ethnicity, age, skills and professional experiences that enhance the quality of deliberations and decisions of the board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of directors and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations and Nominations to the Board of Directors

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our General Counsel at Twilio Inc., 101 Spear Street, First Floor, San Francisco, CA 94105, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder and Other Interested Party Communications

The board of directors provides to every stockholder and any other interested parties the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our General Counsel via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 101 Spear Street, First Floor, San Francisco, CA 94105, Attn: Board of Directors c/o General Counsel.

For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Twilio Inc., 101 Spear Street, First Floor, San Francisco, CA 94105, Attn: [Name of Individual Director].

In light of shelter-in-place restrictions currently in place due to COVID-19, we encourage stockholders to e-mail any such communications to us at legalnotices@twilio.com to help ensure prompt receipt. Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairperson of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our Internet website at https://investors.twilio.com and may also be obtained without charge by contacting our Corporate Secretary at Twilio Inc., 101 Spear Street, First Floor, San Francisco, CA 94105. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2019, no waivers were granted from any provision of our Code of Business Conduct and Ethics.

Our Commitment to Environmental, Social and Governance Matters

At Twilio, we recognize the impact that a business can have on its surrounding community and environment, and we believe that an organization has the responsibility to be a good corporate citizen. We also value our employees and recognize the critical roles that they play in the achievement of our long-term goals and overall success. The following is intended as a summary of some of the steps we are taking to create a safe and inclusive workplace for our employees and to foster positive impact in our communities and for our stakeholders.

Board Oversight

We are committed to sound governance and oversight of our impact on the surrounding community and environment. This is one of the reasons that our Nominating and Corporate Governance Committee of the board of directors has direct oversight of our environmental, social and governance activities and related strategies.

Environmental

We recognize the impact that companies can have on the environment and we are working to integrate sustainability initiatives into our business practices, including the evaluation of energy conservation and energy efficiency initiatives that can help reduce greenhouse emissions at our facilities. We have also recently begun to measure our carbon footprint with the goal of reducing it in the future. Additionally, we are monitoring our water usage and creating a systematic global approach to responsibly dispose of our electronic waste, including through participation in vendor buy-back programs or e-cycling. Finally, we are fostering the promotion of conservation by recycling, composting, and source reduction in all of our offices globally.

Community Involvement and Philanthropy

We acknowledge our responsibility to the communities around us and believe that our philanthropic activities are beneficial for long-term shareholder value. The mission of Twilio.org, our social impact arm, is to fuel communications that give hope, power, and freedom with a 10-year goal to help one billion people every year. Since launching Twilio.org, we’ve learned that social responsibility is as critical to our success as a company as any other initiative and we remain committed to community involvement and philanthropy today more than ever. We actively build ties to the community, so that as we grow and scale as a company, we also increase our ability to generate social impact. We’ve seen social impact organizations use communications to solve some of the world’s biggest social and environmental problems. That’s why Twilio.org deploys our technology, our team, and grant-funding to fuel potentially life-changing communications. For instance, Twilio.org has helped nonprofit organizations create a 24/7 SMS hotline to fight human trafficking, use programmable SMS to proactively reach out in offer of support to potential victims of human trafficking posted in online ads, and develop artificial intelligence-powered SMS bots to disrupt sex trafficking by preventing buyers from connecting with victims. Additionally, our crisis response and prevention initiative enables and improves communication efforts by non-profits which in turn supports people experiencing crises.

In 2015, we reserved 1% of our Class A common stock to fund social impact at our Company. In March 2019, we increased the Twilio.org share reserve by 203,658 shares of Class A common stock to account for a similar program previously operated by SendGrid, Inc. (which we acquired in February 2019). Since 2015, as detailed more below, Twilio.org has made millions of dollars in donations consistent with its philanthropic goals.

During 2019, Twilio.org implemented the WePledge program to engage employees in doing good. Through the WePledge program, our employees pledge 1% of their time or financial resources toward causes they care about. In turn, we provide each employee with $500 in matching donations annually, on-going community service opportunities, and 20 hours of paid volunteer time-off. We also make it easy for employees to donate a portion of their vested company equity in lieu of a cash donation. Since the program’s launch in September 2019, hundreds of our employees have already taken the pledge to commit 1%, resulting in the donation of hundreds of thousands of dollars and nearly 5,000 volunteer hours that support more than 450 charitable organizations.

Compliance & Ethics

Our culture of integrity starts with our Corporate Governance Guidelines and Code of Business Conduct and Ethics, which includes efforts in risk assessment, development of policies, procedures, training, auditing, monitoring, investigations, and remediation of potential compliance matters. We have also implemented mandatory anti-harassment, anti-corruption and anti-bribery training as well as more targeted compliance training to address the compliance risks of specific roles and business functions.

Furthermore, in order to promote a high standard of ethical and professional conduct within our Company, we have engaged with an impartial third party to administer an ethics reporting hotline where, as permitted by law, employees, contractors, customers and vendors may address any issues on a confidential and anonymous basis. Employees may choose the method with which they are most comfortable to discuss any issues or complaints, whether it is through their manager, our human resources partners, or the reporting hotline. In addition, our Code of Business Conduct and Ethics applies to all of our employees, including our officers and board of directors. Violation of the Code of Business Conduct and Ethics may result in disciplinary action, up to and including termination of employment.

Data Protection

We are committed to protecting the privacy and data of our developer ecosystem, customers and users. We have implemented policies and procedures that facilitate compliance with applicable privacy laws, including the California Consumer Privacy Act (“CCPA”) and the General Data Protection Regulation (“GDPR”), and work to use privacy by design in our review and building processes. For example, in 2016, even before GDPR became effective, we started the process of putting in place our own Binding Corporate Rules ("BCRs")—considered one of the highest global standards for data protection that a company can have. Our BCRs codify our guiding principles and approach to compliance with data protection laws when processing personal information.

In addition to our working to maintain data privacy and security, we have proactively taken steps to provide increased visibility to the Twilio community around government requests received for customer information by municipal, state, provincial and federal governments globally. We do this by publishing semi-annual transparency reports. Our transparency reports document the total volume of government requests for information received by us, how we responded to the requests, and how often we notified users of the requests.

Furthermore, we train employees on policies and procedures for secure data handling and use physical and procedural safeguards to help keep our facilities and equipment secure. All of our employees and contractors are required to complete privacy and security training every year.

Diversity & Inclusion

At Twilio, we strive to build equity, equality, and belonging to make communication more inclusive for all. Our Diversity and Inclusion mission is to foster an equitable approach to hiring, delivering on a promise of equality for all in career development, compensation and growth, and to foster a sense of belonging for everyone at our Company. We believe that a company culture focused on diversity and inclusion is a key driver of creativity and innovation and that diverse and inclusive teams make better business decisions, which ultimately drives better business performance. For example, we created “Twilio After Hours,” which aims to create inclusive environments designed for groups who are commonly underrepresented in the tech community; “Hatch” to invite candidates from underrepresented and non-traditional backgrounds to launch tech careers through mentorship, apprenticeship and skill development; and implemented “Crack the Code,” a program that promotes best practices around attracting, recruiting, and retaining developer talent while building a culture of inclusivity.

In addition, we work hard to maintain and enhance our diverse and inclusive environment, creating a workplace where people are highly valued and are empowered to do their best work. Our employee resource groups, such as Black Twilions, Latinx @ Twilio, S.E.A.T., Spectrum, Women @ Twilio, Wonder, Twilipinos, and Twarriors offer our employees support, mentoring and networking opportunities and help to foster a friendly and diverse workplace.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cyber security, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, cybersecurity and security, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs, policies and practices. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

Non-Employee Director Compensation Policy

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. We further believe that it is appropriate to provide cash compensation to our non-employee directors to compensate them for their time and effort and to provide equity compensation to our non-employee directors to align their long-term interests with those of the Company and our stockholders.

Upon the recommendation of our compensation committee, in May 2016, our board of directors adopted a non-employee director compensation policy (as amended and restated from time to time, the “Non-Employee Director Compensation Policy”) for the compensation of our non-employee directors. Our compensation committee conducts an annual evaluation of the design and competitiveness of our Non-Employee Director Compensation Policy in light of best practices, market trends and a competitive market analysis of data for the Company’s compensation peer group prepared by the compensation committee’s compensation consultant and makes appropriate recommendations to our board of directors with respect to the compensation of our non-employee directors.

During 2019, our compensation committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its compensation consultant to advise on, among other things, non-employee director compensation matters. In doing so, our compensation committee reviewed and considered a peer group compensation data analysis prepared by Compensia. Our compensation committee did not strictly target any specific levels of pay, and instead, used the comparative market analysis provided by Compensia as a reference point in its decision-making process. In June 2019, after reviewing the comparative market analysis in consultation with Compensia, our compensation committee recommended that no changes be made for 2019 to our Non-Employee Director Compensation Policy.

Our non-employee directors currently receive compensation in the form of cash retainers and equity awards as set forth below.

Annual Retainer for Board Membership
Annual service on the board of directors	$30,000
Additional Annual Retainer for Lead Independent Director	$18,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$9,000
Annual service as chair of the audit committee	$18,000
Annual service as member of the compensation committee (other than chair)	$9,000
Annual service as chair of the compensation committee	$18,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$3,500
Annual service as chair of the nominating and corporate governance committee	$7,000

Our Non-Employee Director Compensation Policy during fiscal year 2019 provided that, upon initial election to our board of directors, each non-employee director would be granted restricted stock units (“RSUs”) having a value of $425,000 (the “Initial Grant”). In addition, on the date of each of our annual meetings of stockholders, each non-employee director who would continue as a member of our board of directors following such annual meeting of stockholders would be granted an annual award of RSUs having a value of $200,000 (the “Annual Grant”). During fiscal year 2019, the number of RSUs for the Initial Grant and the Annual Grant were determined by dividing the applicable values by the average closing market price on The New York Stock Exchange (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock over the trailing 30-day period ending five business days before the effective date of the grant. The Initial Grant vests in equal annual installments over three years, subject to continued service as a director through the applicable vesting dates. The Annual Grant vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon a “sale event,” as defined in our 2016 Stock Option and Incentive Plan (as amended and restated, the “2016 Plan”).

Our Non-Employee Director Compensation Policy also provides that, pursuant to the 2016 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2016 Plan or any similar provision of a successor plan).

Employee directors receive no additional compensation for their service as a director.

We also reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors for their attendance at meetings of our board of directors or any committee thereof.

Non-Employee Directors’ Deferred Compensation Program

In July 2017, we implemented a Non-Employee Directors’ Deferred Compensation Program to offer our non-employee directors the ability to defer the receipt of any RSUs granted to them from Initial Grants or Annual Grants under the 2016 Plan. In advance of an award of RSUs and in compliance with the program’s requirements, a non-employee director may elect to defer the receipt of all of his or her RSUs until the earliest of (i) 90 days after such non-employee director ceases to serve as a member of our board of directors; (ii) the consummation of a “sale event”; or (iii) 90 days after the non-employee director’s death (such earliest date, the “Payment Event”). Upon the vesting of the RSUs, any amounts that would otherwise have been paid in shares of Company common stock will be converted into deferred stock units (“DSUs”) on a one-to-one basis and credited to the non-employee director’s deferral account.

The DSUs will be paid in shares of Company Class A common stock on a one-to-one basis in a single lump sum (and will cease to be held in the non-employee director’s deferred account) as soon as practicable following the Payment Event.

Stock Ownership Policy

In April 2018, we adopted a stock ownership policy for our non-employee directors, which requires such directors to acquire and hold the lesser of (i) a number of shares of our Company’s common stock equal in value to three times the director’s annual cash retainer for regular service on the board of directors or (ii) 2,500 shares of our Company’s common stock, until such director’s service on the board of directors ceases. We only count directly and beneficially owned shares, including shares purchased through our Company’s 2016 Employee Stock Purchase Plan (as amended and restated, the “ESPP”) or 401(k) plan, if applicable, shares underlying vested RSUs that are held or deferred and shares underlying vested and unexercised in-the-money stock options. Each non-employee director has three years from the later of his or her initial election to the board of directors or from the effective date of the policy to attain the required ownership level.

2019 Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors in fiscal year 2019. Mr. Lawson, who is our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Lawson, as a named executive officer, is presented in “Executive Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Total ($)
Richard Dalzell(2)	47,000	211,016	258,016
Byron Deeter(3)	30,000	211,016	241,016
Elena Donio(4)	48,000	211,016	259,016
Donna Dubinsky(5)	39,000	211,016	250,016
Jeffrey Epstein(6)	66,000	211,016	277,016
Jeffrey Immelt(7)	20,750	458,545	479,295
Erika Rottenberg(8)	50,500	211,016	261,516

(1)

The amounts reported represent the aggregate grant date fair values of the RSUs awarded to the non-employee directors in the fiscal year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 2, 2020. The amounts reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the directors upon vesting or settlement of the RSUs.

(2)	As of December 31, 2019, Mr. Dalzell held an outstanding option to purchase a total of 117,500 shares of our Class B common stock and also held 1,483 RSUs.

(3)	As of December 31, 2019, Mr. Deeter held 1,483 RSUs.

(4)	As of December 31, 2019, Ms. Donio held 1,483 RSUs.

(5)	As of December 31, 2019, Ms. Dubinsky held 4,846 RSUs.

(6)	As of December 31, 2019, Mr. Epstein held 16,535 RSUs. Pursuant to the Non-Employee Director’s Deferred Compensation Program, Mr. Epstein has elected to defer all 16,535 RSUs.

(7)	Mr. Immelt joined our board of directors effective June 19, 2019 and his cash retainers were pro-rated accordingly. As of December 31, 2019, Mr. Immelt held 3,130 RSUs.

(8)	As of December 31, 2019, Ms. Rottenberg held 1,483 RSUs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our Company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Richard Dalzell, Jeffrey Immelt and Erika Rottenberg as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Dalzell and Immelt and Ms. Rottenberg will serve as Class I directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Dalzell and Immelt and Ms. Rottenberg. We expect that Messrs. Dalzell and Immelt and Ms. Rottenberg will each accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock be present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2020. During our fiscal year ended December 31, 2019, KPMG served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Our audit committee is submitting the appointment of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of KPMG, our audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by KPMG for our fiscal years ended December 31, 2018 and 2019.

	2018	2019
	(in thousands)
Audit Fees(1)	$3,556	$4,390
Audit-Related Fees(2)	$145	$—
Tax Fees(3)	$—	$97
All Other Fees	$—	$—

Total Fees	$3,701	$4,487

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, and the review of the financial statements included in our quarterly reports. Fees for fiscal year 2019 also consisted of fees related to SEC registration statements and other filings, comfort letters and consents, adoption of accounting pronouncements, acquisitions and also our follow on offering.

(2)	Audit-Related Fees consist of professional services rendered in connection with the due diligence of transactions or events, including acquisitions.

(3)	Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

Auditor Independence

In our fiscal year ended December 31, 2019, there were no other professional services provided by KPMG, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit, internal control-related services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG for our fiscal years ended December 31, 2018 and 2019 were pre-approved by our audit committee and were compatible with maintaining KPMG’s independence.

Vote Required

The ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which discusses how our executive compensation program policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our board of directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “against” this proposal, and broker non-votes will have no effect.

The vote is advisory, which means that the vote is not binding on the Company, our board of directors or our compensation committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The New York Stock Exchange and rules of the Securities and Exchange Commission (“SEC”). The audit committee operates under a written charter approved by our board of directors, which is available on our web site at https://investors.twilio.com/. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of our consolidated financial statements and our internal control over financing reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 and management’s report on internal control over financial reporting with management and KPMG;

•

discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the PCAOB in Rule 3200T; and

•

received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Jeffrey Epstein (Chair)

Donna L. Dubinsky

Erika Rottenberg

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2020. Our executive officers are appointed by, and serve at the discretion of, our board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jeff Lawson	42	Co-Founder, Chief Executive Officer and Chairperson
Khozema Shipchandler	46	Chief Financial Officer
George Hu	45	Chief Operating Officer
Chee Chew	49	Chief Product Officer
Karyn Smith	55	General Counsel and Corporate Secretary

Executive Officers

Jeff Lawson.    Mr. Lawson is one of our founders and has served as our Chief Executive Officer and as a member of our board of directors since April 2008 and has served as the Chairperson of our board of directors since November 2015. From 2001 to 2008, Mr. Lawson served as founder and Chief Technology Officer of Nine Star, Inc., a multi-channel retailer of equipment and apparel to the action sports industry. From 2004 to 2005, Mr. Lawson served as Technical Product Manager of Amazon.com, Inc., an electronic commerce and cloud computing company. In 2000, Mr. Lawson served as Chief Technology Officer of StubHub, Inc., an online marketplace for live entertainment events. From 1998 to 2000, Mr. Lawson served in several roles at Versity.com, Inc., a website for college lecture notes, including as founder, Chief Executive Officer and Chief Technology Officer. Mr. Lawson holds a B.S. in Computer Science and Film/Video from the University of Michigan.

Mr. Lawson was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer, one of our founders and as one of our largest stockholders, as well as his extensive experience as an executive with other technology companies.

Khozema Shipchandler.    Mr. Shipchandler has served as our Chief Financial Officer since November 2018. From 2015 to 2018, Mr. Shipchandler served as chief financial officer and executive vice president of corporate development at GE Digital, an operational technology and infrastructure software company that is a division of General Electric Company, a publicly traded industrial technology company. From 1996 to 2015, Mr. Shipchandler served in various executive roles at General Electric Company, including as chief financial officer, Middle East, North Africa and Turkey from 2011 to 2013. Mr. Shipchandler holds a B.A. from Indiana University Bloomington.

George Hu.    Mr. Hu has served as our Chief Operating Officer since February 2017. From December 2014 to April 2016, Mr. Hu founded and served as Chief Executive Officer at Peer, a workplace feedback startup that was acquired by Twitter in 2016. Prior to that, from November 2011 to December 2014, Mr. Hu served as Chief Operating Officer of Salesforce.com, Inc., a leading provider of enterprise cloud computing applications. From 2001 to 2011, Mr. Hu served in a variety of other management roles at Salesforce.com, Inc., including Vice President of Product Marketing, Senior Vice President of Applications, Executive Vice President of Products, and Chief Marketing Officer. Mr. Hu currently serves as a member of the Board of Directors and Compensation Committee of Yelp Inc. Mr. Hu holds an A.B. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.

Chee Chew.    Mr. Chew has served as our Chief Product Officer since January 2019. From December 2014 to January 2019, Mr. Chew served as Vice President of Consumer Engagement at Amazon.com, Inc., an electronic commerce and cloud computing company. From April 2007 to December 2014, Mr. Chew served in a variety of roles at Google LLC, a multinational technology company that specializes in Internet-related services and products. From June 1993 to April 2007, Mr. Chew served in a variety of roles at Microsoft Corporation, a technology company that develops, licenses and supports a wide range of software products, services and devices, including as a general manager, software design engineer and developer across Windows, Xbox and mobile device products. He also serves on the Board of Trustees for the Olin College of Engineering. Mr. Chew holds a B.S. and M.S. degree in Computer Science from the Massachusetts Institute of Technology.

Karyn Smith.    Ms. Smith has served as our General Counsel since September 2014. From October 2013 to August 2014, Ms. Smith served as Chief Operating Officer and General Counsel at Peek, Aren’t You Curious, Inc., a children’s clothing company. From January 2013 to August 2013, Ms. Smith served as General Counsel at Meltwater Group Inc., a software-as-a-service company. From August 2009 to June 2012, Ms. Smith served as Vice President and Deputy General Counsel at Zynga Inc., an online video game company. Prior to Zynga, Ms. Smith was a partner at Cooley LLP, a law firm, where she practiced law for 10 years. She currently serves on the boards of the Business Software Alliance, a trade group that represents some of the world’s largest software makers, and the United States Telecom Association (USTelecom), a national trade association that represents telecommunications-related businesses based in the United States. Ms. Smith holds a Bachelor of Journalism from the University of Missouri, Columbia and a J.D. from Santa Clara University School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our named executive officers. During the fiscal year ended December 31, 2019, these individuals were:

•	Jeff Lawson, our Chief Executive Officer and Chairperson of our Board of Directors;

•	Khozema Shipchandler, our Chief Financial Officer;

•	George Hu, our Chief Operating Officer;

•	Chee Chew, our Chief Product Officer; and

•	Karyn Smith, our General Counsel.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy and objectives. Finally, it discusses how our compensation committee of our board of directors arrived at the specific compensation decisions for our executive officers, including our named executive officers, for 2019, including the key factors that our compensation committee considered in determining their compensation.

Executive Summary

Business Overview

We are the leader in the Cloud Communications Platform category. We enable developers to build, scale and operate real-time communications within their software applications via our simple-to-use Application Programming Interfaces (“APIs”). The power, flexibility and reliability offered by our software building blocks empowers companies of virtually every shape and size to build world-class engagement into their customer experience.

We offer a Customer Engagement Platform with software designed to address specific use cases like account security and contact centers and a set of APIs that handles the higher-level communication logic needed for nearly every type of customer engagement. These APIs are focused on the business challenges that a developer is looking to address, allowing our customers to more quickly and easily build better ways to engage with their customers throughout their journey. We also offer a set of APIs that enables developers to embed voice, messaging, video and email capabilities into their applications and are designed to support almost all the fundamental ways humans communicate, unlocking innovators to address just about any communication market. The Super Network is our software layer that allows our customers’ software to communicate with connected devices globally. It interconnects with communications networks and inbox service providers around the world and continually analyzes data to optimize the quality and cost of communications that flow through our platform. The Super Network also contains a set of APIs that gives our customers access to more foundational components of our platform, like phone numbers.

Our customers’ applications are able to reach users via voice, messaging, video and email in nearly every country in the world by utilizing our platform. We support our global business through more than 25 cloud data centers in nine regions around the world and have developed contractual relationships with network service providers globally.

Fiscal 2019 Performance Highlights

During 2019, we continued to grow revenue and diversify our business and achieved significant financial and operational results:

•	We acquired SendGrid, Inc.(“SendGrid”), the leading email API platform, in February 2019, adding an important channel for businesses to reach and engage with their customers effectively and at scale;

•

We recorded total revenue of $1.13 billion for the full year, up 75% from the full year 2018 revenue of $650.1 million. Total revenue includes revenue from Twilio SendGrid starting on February 1, 2019 (the date of the acquisition).

•

We recorded a GAAP loss from operations of $369.8 million for the full year, compared with a GAAP loss from operations of $115.2 million for the full year 2018. Our non-GAAP loss from operations was $1.8 million for the full year, compared with a non-GAAP loss from operations of $4.1 million for the full year 2018; and

•

We had more than 179,000 Active Customer Accounts as of December 31, 2019, compared to 64,286 Active Customer Accounts as of December 31, 2018. Active customer accounts as of December 31, 2019 include the contribution from Twilio SendGrid customer accounts.

Please refer to Appendix A of this proxy statement for a more detailed discussion of how we measure Active Customer Accounts and other key business metrics and for a reconciliation of GAAP loss from operations to non-GAAP loss from operations.

Fiscal 2019 Executive Compensation Highlights

Based on our overall operating environment and these results, our compensation committee took the following key actions with respect to the compensation of our named executive officers for 2019:

•

Base Salary—Approved annual base salary increases for our Chief Financial Officer, Chief Operating Officer and General Counsel as we continue to move the target total cash compensation of our named executive officers (other than our Chief Executive Officer and Chief Product Officer) closer to the market median. At our Chief Executive Officer’s request, our compensation committee did not increase his base salary from its 2018 level. Our Chief Product Officer commenced employment with us in 2019, as discussed below.

•

Long-Term Incentive Compensation—Granted ongoing long-term incentive compensation opportunities to our named executive officers (other than our Chief Financial Officer and Chief Product Officer) in the form of time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock, with aggregate grant date fair values ranging from approximately $2.9 million to approximately $11.8 million. Our Chief Financial Officer did not receive any equity awards in 2019, since he received time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock in connection with his commencement of employment with us in November 2018. Our Chief Product Officer commenced employment with us in 2019, as discussed below.

•	No Annual Cash Bonus Program—Since July 1, 2015, we have not maintained a formal annual cash bonus plan for any of our executive officers, including our named executive officers.

•

Appointment of Chief Product Officer— In 2019, we hired Chee Chew as our Chief Product Officer. Mr. Chew was granted time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock, with an aggregate grant date fair value of $23.2 million. Mr. Chew commenced employment with us on

January 14, 2019. In connection with his appointment, we entered into an employment offer letter with him providing for the following compensation arrangements:

•	An initial annual base salary of $420,000;

•

The grant of a time-based stock option to purchase 241,066 shares of our Class A common stock with an exercise price of $116.30 per share, generally vesting over four years, subject to his continued service relationship with us through each applicable vesting date, and subject further to certain vesting acceleration provisions under the terms and conditions of our Key Executive Severance Plan (as described further in “Potential Payments Upon Termination or Change in Control—Executive Severance Plans” below);

•

The grant of time-based RSUs that may be settled for 81,213 shares of our Class A common stock, generally vesting over four years, subject to his continued employment with us through each applicable vesting date, and subject further to certain vesting acceleration provisions under the terms and conditions of our Key Executive Severance Plan; and

•	Participation in our Key Executive Severance Plan.

In establishing the compensation arrangements for Mr. Chew, we took into consideration several factors, including (i) the requisite experience and skills that a qualified chief product officer candidate would need to lead and manage a growing business in a dynamic and ever-changing environment, (ii) the competitive market for superior candidates at other comparable companies based on a review of competitive market data, including data drawn from the companies in our compensation peer group, various aspirational companies and selected compensation surveys, (iii) his then-current compensation at his prior employer, including the estimated amount of compensation he would forfeit by accepting employment with us, (iv) the need to integrate our chief product officer into our existing executive compensation structure, balancing both competitive and internal equity considerations as well as his existing compensation package and (v) the analysis of Compensia, our compensation committee’s independent compensation consultant, regarding competitive market data and practices. Following negotiations with Mr. Chew, whom our Chief Executive Officer, compensation committee and our board of directors as a whole, believed was the strongest candidate to help us achieve our short-term and long-term expansion goals, our compensation committee approved Mr. Chew’s compensation arrangements.

The terms and conditions of the Key Executive Severance Plan and Mr. Chew’s employment offer letter as they relate to his post-employment compensation arrangements are described in the sections titled “Post-Employment Compensation Arrangements”, “Employment Agreements or Offer Letters with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” below.

Pay-for-Performance Analysis

We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate financial and operational results and individual performance. While we do not determine either “variable” or “fixed” pay for each named executive officer with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, our executive compensation program heavily emphasizes “variable” pay over “fixed” pay.

In 2019, the majority of the target total direct compensation of our Chief Executive Officer consisted of variable pay in the form of long-term incentive compensation opportunities. Fixed pay, primarily consisting of base salary, made up only 1% of our Chief Executive Officer’s target total direct compensation, while contingent (“variable”) pay, consisting of long-term incentive compensation in the form of equity awards, made up 99% of his target total direct compensation. Similar allocations applied to our other executive officers, including our other named executive officers. The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other named executive officers in 2019:

We believe that this approach provides balanced incentives for our executive officers to drive our financial performance and long-term growth.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Our compensation committee evaluates our executive compensation program on at least an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do	What We Don’t Do
Use a Pay-for-Performance Philosophy. The majority of our executive officers’ target total direct compensation is directly linked to the performance of our stock price.

No Retirement Plans. We do not currently offer pension arrangements, nonqualified deferred compensation arrangements or retirement plans to our executive officers other than a 401(k) retirement plan that is generally available to all our U.S. employees.

Compensation “At-Risk.” Our executive compensation program is designed so that a significant portion of our executive officers’ target total direct compensation is equity-based, and therefore “at risk,” to align the interests of our executive officers and stockholders.

No Short-Term Cash Bonus Program or Guaranteed Bonuses. We do not maintain a formal cash bonus program for our executive officers, nor do we provide guaranteed bonuses to our executive officers.

“Double-Trigger” Change-in-Control Arrangements. With the exception of certain equity awards granted to our Chief Operating Officer, the terms of which were determined through arm’s length negotiations at the time of

Limited Perquisites or Other Personal Benefits. We provide limited perquisites and other personal benefits to our executive officers, which, in 2019, consisted of individual supplemental long-term disability insurance,

What We Do	What We Don’t Do

hire, all of our post-employment compensation arrangements in the event of a change in control of the Company are “double-trigger” arrangements that require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid. All such payments and benefits are also subject to the execution and delivery of an effective release of claims in our favor.

reimbursements for our Chief Executive Officer’s costs incurred in connection with his filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (“HSR”) and related tax gross up and legal fees.

Maintain an Independent Compensation Committee. Our compensation committee consists solely of independent directors.

Limited Tax Payments on Perquisites. We generally do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits except that we have provided a tax gross-up to our Chief Executive Officer with respect to the income that he recognized as a result of our payment for his HSR filing and related legal fees.

Retain an Independent Compensation Advisor. Our compensation committee has engaged its own independent compensation advisor to provide information, analysis and other advice on executive compensation independent of management.

No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our Company.

Annual Executive Compensation Review. Our compensation committee conducts an annual review of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

No Hedging. We prohibit our employees, including our executive officers, and the non-employee members of our board of directors from engaging in hedging transactions or certain derivative transactions relating to our securities.

Annual Compensation-Related Risk Assessment. Our compensation committee reviews, on an annual basis, our compensation-related risk profile.

No Pledging. We prohibit our executive officers and the non-employee members of our board of directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

Stock Ownership Policy. We maintain a stock ownership policy for our Chief Executive Officer, our other named executive officers and the non-employee members of our board of directors.

No Special Welfare or Health Benefits. We do not provide our executive officers with any special welfare or health benefit programs, other than individual supplemental long-term disability insurance, and participation on the same basis as all of our full-time employees in the employee programs that are standard in our industry sector.

Annual Say-on-Pay Vote on Executive Compensation

The compensation committee considered the results of the non-binding stockholder advisory vote on the compensation of our named executive officers conducted at the June 18, 2019 Annual Meeting. As reported in our current report on Form 8-K, filed with the SEC on June 21, 2019, approximately 94.5% of the votes cast on the proposal expressed support for the compensation program offered to our named executive officers as disclosed in last year’s proxy statement (the “Say-on-Pay Vote”). Accordingly, the compensation committee made no changes to our executive compensation program as a result of the Say-on-Pay Vote. Further, our board of directors has elected to conduct the Say-on-Pay Vote annually, thereby giving our stockholders the opportunity to provide feedback on the compensation of our named executive officers each year. We will be conducting our annual Say-on-Pay Vote as described in Proposal No. 3 of this proxy statement at the 2020 Annual Meeting of Stockholders. Our board of directors and our compensation committee will consider the outcome of the Say-on-Pay Vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future. The next Say-on-Pay Vote will be held at the 2021 Annual Meeting of Stockholders.

Executive Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executive officers that are competitive and reward the achievement of our business objectives; and

•

effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Because we do not have a cash bonus program for our executive officers, generally, our compensation committee has sought to set base salaries at the higher end of the competitive market range to provide what it believes to be reasonable cash compensation levels and will serve to attract and retain our executives. Further, our compensation committee tends to weight the target total direct compensation opportunities of our executive officers more heavily towards equity compensation.

Oversight of Executive Compensation Program

Role of the Compensation Committee

Our compensation committee discharges many of the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers, and the non-employee members of our board of directors (as described further in “Board of Directors and Corporate Governance—Non-Employee Director Compensation” above). Our compensation committee has overall responsibility for overseeing our compensation structure, policies and programs generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers. Our compensation committee also oversees the annual evaluation of our management for the prior fiscal year and has the authority to retain, and has retained, an independent compensation consultant to provide support to the committee in its review and assessment of our compensation programs.

Compensation-Setting Process

Our compensation committee determines the target total direct compensation opportunities for our executive officers, including our named executive officers. Our compensation committee does not use a single method or measure in developing its recommendations, nor does it establish one specific target for the total direct compensation opportunities of our executive officers. Rather, it retains flexibility to pay our executive officers within certain ranges. Nonetheless, our compensation committee generally begins its deliberations on cash and equity compensation levels with reference to various percentile levels for cash compensation and target total direct compensation as reflected in competitive market data, with an intended result of weighting compensation more heavily towards equity compensation.

When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by our compensation committee and our board of directors;

•	our financial performance relative to our compensation peer group;

•	the compensation levels and practices of our compensation peer group;

•	each individual executive officer’s skills, experience and qualifications relative to other similarly situated executives at the companies in our compensation peer group;

•	our desire to retain experienced and talented executives in a highly competitive market;

•	the scope of each individual executive officer’s role compared to other similarly situated executives at the companies in our compensation peer group;

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the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and ability to work as part of a team, all of which reflect our core values;

•	compensation parity among our individual executive officers; and

•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation committee reviews the base salary levels and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Other Compensation Policies and Practices—Equity Awards Grant Policy” below.

Role of Chief Executive Officer

In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management assists our compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. Our compensation committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

Our compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all determinations regarding his own compensation.

Role of Compensation Consultant

Our compensation committee engages an external independent compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2019, our compensation committee engaged Compensia as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, the selection of our compensation peer group, and data analysis. For 2019, the scope of Compensia’s engagement included:

•	researching, developing, and reviewing our compensation peer group;

•	reviewing and analyzing the compensation for our executive officers, including our named executive officers;

•	supporting the design and implementation of changes to our executive long-term incentive strategy;

•	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2019 Annual Meeting of Stockholders;

•	providing competitive market data and analysis to support the determination of the compensation arrangements for a Chief People Officer;

•	reviewing and analyzing the compensation of the non-employee members of our board of directors;

•	reviewing short-term incentive compensation practices and considerations;

•	reviewing peer group executive incentive compensation practices;

•	reviewing our executive compensation philosophy;

•	conducting a compensation risk assessment; and

•	supporting other ad hoc matters throughout the year.

The terms of Compensia’s engagement included reporting directly to our compensation committee and to our compensation committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers and provided data and analyses in connection with the review of our equity strategy. In 2019, Compensia did not provide any other services to us. In March 2019, our compensation committee evaluated Compensia’s independence pursuant to the NYSE Listing Standards and the relevant SEC rules and determined that no conflict of interest had arisen as a result of the work performed by Compensia.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of industry, revenue and market capitalization.

Our compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group, and input from its compensation consultant. Accordingly, the peer group that was used for comparative purposes for 2019 was approved in June 2018.

In developing the compensation peer group for 2019, the following criteria were evaluated in identifying comparable companies:

•	similar industry and competitive market for talent;

•	within a range of 0.5x to 2.0x of our revenue; and

•	within a range of 0.25x to 4.0x of our market capitalization.

Based on the foregoing, the peer group that was approved in June 2018 consisted of the following companies:

Box	Nutanix	ServiceNow
Cornerstone OnDemand	Okta	Splunk
Guidewire Software	Paycom Software	Tableau Software
HubSpot	Paylocity Holding	Veeva Systems
LogMeIn	Proofpoint	Workday
New Relic	RingCentral	Zendesk

In September 2019, the compensation committee reviewed our compensation peer group and, upon the recommendation of its compensation consultant, added Arista Networks, Autodesk, DocuSign, Dropbox, Palo Alto Networks, Shopify, Slack Technologies, VeriSign and Zoom Video Communications to the compensation peer group and removed Box, Cornerstone OnDemand, LogMeIn, Nutanix and Tableau Software. In developing this revised peer group for use in 2020, the following criteria were evaluated in identifying comparable companies:

•	similar industry and competitive market for talent;

•	within a range of 0.5x to 2.0x of our revenue; and

•	within a range of 0.25x to 4.0x of our market capitalization.

Our compensation committee uses data drawn from our compensation peer group, as well as data from the Radford Global Technology executive compensation survey (the “Radford Survey”), to evaluate the competitive market when formulating its recommendation for the total direct compensation packages for our executive officers, including base salary and long-term incentive compensation opportunities. The Radford Survey provides compensation market intelligence and is widely used within the technology industry.

In addition, subsets of the Radford Survey were incorporated into the competitive assessment prepared by Compensia and used by our compensation committee to evaluate the compensation of our executive officers. Specifically, our compensation committee received a custom report of survey results reflecting only companies from our compensation peer group in addition to survey results tailored solely based on revenue. The Radford Survey data supplements the compensation peer group data and provides additional information for our named executive officers and other vice president positions for which there is less comparable public data available.

Individual Compensation Elements

In 2019, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance.

Long-Term Incentives	Equity awards in the form of stock options to purchase shares of our Class A common stock and RSUs that may be settled for shares of our Class A common stock	Designed to align the interests of our executive officers and our stockholders by motivating them to achieve long-term stockholder value creation. Also designed to achieve our retention objectives for our executive officers.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly talented individuals.

Using the competitive market data provided by its compensation consultant, our compensation committee reviews and develops recommendations for adjusting the base salaries for each of our executive officers, including our named executive officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by our compensation committee in the event of a promotion or significant change in responsibilities.

Generally, our compensation committee sets base salaries with reference to various percentile levels of the competitive range of our compensation peer group and applicable executive compensation survey data. Since our initial public offering, we have evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at a public company.

In January 2019, consistent with the recommendation of our Chief Executive Officer, our compensation committee determined to increase the base salaries of certain of our executive officers. In making these decisions, our compensation committee considered the current risks and challenges facing us, our decision to forego the adoption of an annual cash bonus program, its objective of gradually positioning the target total cash compensation of our executive officers at levels that are more consistent with those of a public company in our industry, as well as the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above. In particular, our compensation committee made an 11.8% adjustment in our General Counsel’s base salary to more closely align her salary with market-based salary comparables provided by Compensia, the compensation committee’s compensation consultant, that achieved our desired marketing positioning. We recognize that our Chief Executive Officer’s base salary is significantly lower than the peer group median, despite his success in the role and our willingness to pay him a market-based salary. However, at our Chief Executive Officer’s request, and to weight more of his target total direct compensation to variable pay in the form of long-term incentive compensation, our compensation committee determined to maintain his base salary at its 2018 level, which was lower than the peer group median at the time of the compensation review.

The base salaries of our named executive officers for 2019 were as follows:

Named Executive Officer	2018 Base Salary	2019 Base Salary(1)	Percentage Adjustment
Mr. Lawson	$133,700	$133,700	—%
Mr. Shipchandler	$550,000	$567,000	3.1%
Mr. Hu	$600,000	$610,000	1.6%
Mr. Chew(2)	$—	$420,000	—%
Ms. Smith	$415,000	$464,000	11.8%

(1)	These annual base salary adjustments were effective as of January 1, 2019.

(2)	Mr. Chew joined us as Chief Product Officer in January 2019 and his base salary was established at that time.

The actual base salaries paid to our named executive officers in 2019 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee on a regularly-scheduled basis, as described in “Other Compensation Policies and Practices—Equity Awards Grant Policy” below. The amount and forms of such equity awards are determined by our compensation committee after considering the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group and Radford Survey data for similar roles and positions for each of our executive officers, taking into consideration the factors described in “Oversight of Executive Compensation Program—Compensation- Setting Process” above.

In January 2019, our compensation committee determined that the equity awards to be granted to our executive officers should be in the form of time-based stock options to purchase shares of our Class A common stock and time-based RSUs that may be settled for shares of our Class A common stock. Our compensation committee determined to grant equity awards in the form of 50% (by fair value) stock options and 50% (by fair value) time-based RSUs. Stock options only have value if our stock price appreciates above the exercise price thereof. Both stock options and RSUs have retention value over the vesting period. In determining the size of the individual grants to our executive officers, our compensation committee considered the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above, with emphasis on our exceptional growth in size and revenue during 2018. In addition, our compensation committee focused on the fact that many of our executive officers are in high demand in the market due, in part, to our excellent performance in 2018. Therefore, our compensation committee considered how best to retain our talent. In determining the size of the equity grants made to our CEO, the compensation committee also factored in Mr. Lawson’s relatively low base salary. After consideration of these factors, our compensation committee determined to grant equity awards to our executive officers with a value above the market median and, in certain cases, close to the 75th percentile of our peer group range. Our compensation committee determined that the value of these awards was appropriate and necessary to sufficiently reward exceptional performance, motivate our executive officers for continued effort to create value for our stockholders and to help ensure retention in a competitive market. Importantly, our compensation committee also determined to deviate from our historic vesting schedules for executive awards to balance the magnitude of the awards, and also to motivate long-term retention and team stability. Therefore, the stock options and RSUs granted to our executive officers vest over four years in three installments, with no vesting until the second anniversary of the vesting commencement date of December 31, 2018 and then in two additional annual installments on the third and fourth anniversaries of such vesting commencement date, subject to the executive’s continued employment with us.

After considering the factors described in “Oversight of Executive Compensation Program—Compensation-Setting Process” above, our compensation committee approved the following equity awards for our then-existing named executive officers in 2019 as part of its annual executive compensation review:

Named Executive Officer	Stock Options to Purchase Shares of Class A Common Stock (number of shares)	Time-Based RSUs (number of shares)	Aggregate Grant Date Fair Value ($)
Jeff Lawson	110,697	50,942	$11,739,539
Khozema Shipchandler	—	—	—
George Hu	73,798	33,961	7,826,322
Chee Chew	—	—	—
Karyn Smith	27,060	12,453	$2,869,762

Mr. Shipchandler did not receive an annual equity grant in 2019 since he received equity awards in connection with his commencement of employment with us in November 2018.

Mr. Chew also did not receive an annual equity grant in 2019. Instead, in connection with the appointment of Mr. Chew as our Chief Product Officer in January 2019, he received equity awards as described in the section titled “Executive Summary—Executive Compensation Highlights—Appointment of new Chief Product Officer” above.

Stock Options

We believe that stock options provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with our Company as they require continued service to our Company through the vesting period. In 2019, the stock options to purchase shares of our Class A common stock that were granted by our compensation committee had a 10-year term. To balance retention and incentive dynamics for the 2019 stock option grants, the vesting schedule for such grants were set as follows: 33% of the shares subject to the stock option generally vest on each of the second and third anniversaries of the “vesting commencement date” (December 31, 2018) and 34% of the shares subject to the stock option vest on the fourth anniversary of the vesting commencement date, subject to continued employment through each such vesting date. Stock options granted by our compensation committee to new hires, including Mr. Chew, generally have a 10-year term and generally vest as to 25% of the shares subject to the stock option on the first anniversary of the employment commencement date and 1/48th of the shares subject to the stock option each month thereafter for the following three years, subject to continued service through each such vesting date.

In 2017, we granted performance-based stock options to our Chief Operating Officer in connection with his hiring, pursuant to arms’ length negotiations and our consideration, at his time of hire, of the requisite experience and skills that a qualified Chief Operating Officer candidate for the Company would need, as well as the competitive market for similar positions at other comparable companies. Such performance-based stock options have been structured to align our Chief Operating Officer’s interests with those of our stockholders, as the value of any amounts earned pursuant to such performance-based stock options are directly tied to revenue over a long-term period (at least four years), with a portion vesting over time as well to incentivize retention. To date, we have only granted performance-based stock options to our Chief Operating Officer in connection with his hiring.

Time-Based RSUs

We believe time-based RSUs also provide a strong retention incentive for our executive officers, provide a moderate reward for growth in the value of our common stock and, because they use fewer shares than stock options, are less dilutive to our stockholders. In 2019, similar to the stock option grants, in order to balance retention and incentive dynamics for the time-based RSU grants that may be settled in shares of our Class A common stock, the vesting schedule for such grants were set as follows: 33% of the shares subject to the award generally vest on each of the second and third anniversaries of the “vesting commencement date” (December 31, 2018) and 34% of the shares subject to the award vest on the fourth anniversary of the vesting commencement date, subject to continued employment through each such vesting date. Time-based RSUs that may be settled in shares of our Class A common stock that were granted by our compensation committee to new hires, including Mr. Chew, generally vest as to 25% of the shares subject to the award on the first anniversary of the first August 15, November 15, February 15 or May 15 to occur following the employment commencement date and 1/16th of the shares subject to the award each quarter thereafter for the following three years, subject to continued employment through each such vesting date.

The equity awards granted to our named executive officers in 2019 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits

Our executive officers, including our named executive officers, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include our medical, dental and vision insurance and life and disability insurance plans. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). In 2019, we matched 50% of the first 6% of contributions by plan participants, subject to annual contribution limits set forth in the Code. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.

For example, in addition to the standard group plan available to all U.S. employees, we pay the premiums for individual supplemental long-term disability insurance for employees who qualify for the plan, including our executive officers and employees above a certain salary threshold. The additional individual supplemental long-term disability insurance benefits we offer provide up to an additional $5,000 per month per individual and brings the total long-term disability insurance benefit for our executive officers closer to the level of coverage offered to other employees who do not participate in the plan. We terminated these plans for all participants effective July 1, 2019.

During 2019, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except our Chief Executive Officer, for whom we paid his filing fee under HSR, as well as a tax gross-up related to such fee and related legal fees. We believe that reimbursing our Chief Executive Officer for the HSR filing fee and its related legal fees and tax consequences was consistent with our decision to continue to compensate him almost entirely through equity-compensation arrangements. Absent this regulatory filing, our Chief Executive Officer would not be able to participate in our long-term incentive compensation program and, therefore, we determined that it was appropriate for us to reimburse him for this filing fee and any related tax liabilities.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Post-Employment Compensation Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. We included certain provisions for payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of our Company, in the initial employment offer letters and equity award agreements with certain of our named executive officers. However, in connection with our initial public offering in 2016, we adopted an executive severance plan (as amended and restated in June 2017, the “Amended and Restated Executive Severance Plan”) to provide more standardized severance payments and benefits to our executive officers and to supersede and replace the severance provisions in their employment offer letters or equity award agreements, if any, with payments and benefits that are aligned with competitive market practices as reflected by our compensation peer group. In March 2018, we divided our Amended and Restated Executive Severance Plan into three separate plans which apply to our Chief Executive Officer (the “CEO Severance Plan”), our key executive officers (the “Key Executive Severance Plan”, together with our CEO Severance Plan, the “Executive Severance Plans“) and vice president-level employees (the “VP Severance Plan”). Our Chief Executive Officer participates in the CEO Severance Plan and our other named executive officers participate in the Key Executive Severance Plan.

The Executive Severance Plans, as discussed in more detail in “Potential Payments Upon Termination or Change in Control—Executive Severance Plans” below are designed to help ensure the continued service of key executive officers in the event of a potential acquisition, to provide reasonable compensation to executive officers who leave our employ under specified circumstances and to align the interests of our executive officers and our stockholders when considering our long-term future.

We believe that the severance payments and benefits provided to our executive officers under the Executive Severance Plans (and for our Chief Operating Officer, the Key Executive Severance Plan and his negotiated employment offer letter) are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

We also believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. In order to encourage them to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with the opportunity to receive additional severance protections during a change in control protection period. In addition, we provide additional payment and benefit protections if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control of our Company, because we believe that a voluntary termination of employment for good reason is essentially equivalent to an involuntary termination of employment by us without cause. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

To protect our Company’s interests, we require all participants of the Executive Severance Plans to sign a standard form of release prior to receiving any severance payments or benefits under the applicable plan.

In addition, except with respect to the equity awards granted to our Chief Operating Officer in connection with his negotiated employment offer letter, under the Executive Severance Plans, all payments and benefits provided in the event of a change in control of the Company are payable only if there is a qualifying loss of employment by a named executive officer (commonly referred to as a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if the vesting of equity awards accelerated automatically as a result of the transaction.

As a result of arm’s length negotiations at the time of hire, a portion of our Chief Operating Officer’s performance-based stock options vest automatically in the event of a change in control of our Company. Specifically, if the conditions applicable to a performance-based stock option are satisfied, then the stock option will immediately vest with respect to 50% of the shares subject thereto and will thereafter vest in equal monthly installments over 24 months with respect to the remaining shares subject thereto, in each case, subject to our Chief Operating Officer’s continued employment with us through each applicable vesting date.

We do not provide excise tax payments (or “gross-ups”) relating to a change in control of our Company and have no such obligations in place with respect to any of our named executive officers.

For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable to our named executive officers under their post-employment compensation arrangements, see “Employment Agreements or Offer Letters with Named Executive Officers” and “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

Under our Amended and Restated Equity Award Grant Policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process and to alleviate several of the burdens related to accounting for such equity awards, as follows:

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Any grants of equity awards made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made, if at all, regularly (either monthly or quarterly) and will be effective on the date such grant is approved by our board of directors or our compensation committee or such future date as is approved by our board of directors or our compensation committee. In no event will the effective date of an equity award made in conjunction with the hiring of a new employee precede the first date of employment.

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Any grants of equity awards to existing employees (other than in connection with a promotion) will generally be made, if at all, on an annual or quarterly basis. Any such annual or quarterly grant will be effective on the date on which such grant is approved or such future date as is approved by our board of directors or our compensation committee.

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All equity awards will be priced on the effective date of the award. The exercise price of all stock options will be equal to the closing market price on The New York Stock Exchange of one share of our Class A common stock on the effective date of grant, or, if no closing price is reported for such date, the closing price on the next immediately following date for which a closing price is reported. If the grant of restricted stock or of RSUs is denominated in dollars, the number of shares of restricted stock or RSUs that are granted will generally be calculated by dividing the dollar value of the approved award by the average closing market price on The New York Stock Exchange of one share of our Class A common stock over the trailing 30-day period ending (i) five business days immediately prior to the effective date of grant for grants made pursuant to offer letters or award letters issued April 1, 2019 or later or (ii) on the last day of the month immediately prior to the month of the grant date for grants made pursuant to offer letters or award letters issued prior to April 1, 2019, with such total number of shares to be granted per recipient rounded up to the nearest whole share.

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Our board of directors or our compensation committee may delegate to a committee comprised of at least two of our executive officers all or part of the authority with respect to the granting of certain equity awards to employees (other than to such delegates), subject to certain limitations and requirements. Our board of directors and compensation committee have currently delegated authority to a subcommittee consisting of our Chief Financial Officer and General Counsel to grant, without any further action required by the compensation committee, equity awards to employees who are not officers or vice presidents. The purpose of this delegation of authority is to enhance the flexibility of equity award administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved from time to time by the compensation committee. As part of its oversight function, the compensation committee will review the list of grants made by the subcommittee at each regularly scheduled in-person meeting. During 2019, this subcommittee did not exercise its authority to grant any equity awards to non-officer or vice president-level employees.

Policy Prohibiting Hedging and Pledging of Equity Securities

Our Amended and Restated Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our board of directors from engaging in any short sale and from buying or selling puts, calls, other derivative securities or any derivative securities that provide the economic equivalent of ownership of any of our Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time. In addition, our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our board of directors from using our securities as collateral in a margin account or from pledging our securities as collateral for a loan.

Stock Ownership Policy

To further align the interests of our executive officers with those of our stockholders and to promote a long-term perspective in managing our Company, in April 2018, we adopted a stock ownership policy for our Chief Executive Officer and executive officers subject to Section 16 of the Exchange Act (“Section 16 Officers”), including each of our named executive officers. Our stock ownership policy requires each named executive officer to acquire and hold the lesser of (i) a number of shares of our common stock equal in value to a multiple of such named executive officer’s annual base salary or (ii) 48,500 shares of our common stock for our Chief Executive Officer and 15,500 shares of our common stock for our other named executive officers, in each case, until he or she ceases to be our Chief Executive Officer or a Section 16 Officer, as applicable. The multiple for our Chief Executive Officer is four times his annual base salary and the multiple for our other named executive officers is one times his or her annual base salary. For purposes of our stock ownership policy, we only count directly and beneficially owned shares, including shares purchased through our ESPP or 401(k) Plan, if applicable, shares underlying vested RSUs that are held or deferred and shares underlying vested and unexercised in-the-money stock options. Each named executive officer has three years from the later of his or her designation as our Chief Executive Officer or Section 16 Officer, as applicable, or from the effective date of the policy to obtain the required ownership level.

Compensation Recovery Policy

We intend to adopt a compensation recovery (“clawback”) policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In deciding to wait to adopt such a policy, our compensation committee considered the facts that we currently do not have a performance-based cash incentive plan for our executives and our only outstanding performance-based equity incentive awards are those granted to our Chief Operating Officer in 2017.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. In addition, under the Tax Act, once an executive becomes a “covered employee” under Section 162(m), the individual will continue to be a “covered employee” as long as he or she remains employed by the company. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a covered executive will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as November 2, 2017 or transitional relief applicable to certain newly public companies. These changes will cause more of our compensation to be non-deductible under Section 162(m) in the future and will eliminate the Company’s ability to structure performance-based awards to be exempt from Section 162(m).

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. While our compensation committee is mindful of the benefit of the full deductibility of compensation, it believes that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that would require that all compensation be deductible, though it does consider the deductibility of compensation when making compensation decisions. Our compensation committee may authorize compensation payments that are not fully tax deductible if it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards, and we have structured all such arrangements and awards in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide a Non-Employee Directors’ Deferred Compensation Program, which has been structured to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This cost is recognized as an expense following the straight-line attribution method over the requisite service period. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

Compensation Risk Assessment

In consultation with management and Compensia, our compensation committee’s independent compensation consultant, in March 2020, our compensation committee assessed our compensation plans, policies and practices for named executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our compensation committee conducts this assessment annually.

Summary Compensation Table

The following table provides information regarding the total compensation, for services rendered in all capacities, that was paid to or earned by our named executive officers during the fiscal years ended December 31, 2017, 2018 and 2019.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)	Option awards ($)(2)	Non- equity incentive compensation ($)	All other compensation ($)		Total ($)
Jeff Lawson	2019	133,700	—		5,670,863	6,068,675	—	419,338	(3)	12,292,576
Chief Executive Officer and Chairperson	2018	131,129	—		3,360,253	3,102,615	—	3,959	(4)	6,597,956
	2017	133,700	—		2,789,181	2,499,093	—	204,427	(5)	5,626,401

Khozema Shipchandler(6)	2019	567,000	—		—	—	—	7,000	(3)	574,000
Chief Financial Officer	2018	78,269	—		8,497,118	5,694,608	—	2,500	(4)	14,272,495

George Hu	2019	610,000	—		3,780,539	4,045,783	—	7,696	(3)	8,444,018
Chief Operating Officer	2018	588,462	—		4,766,442	1,466,263	—	3,891	(4)	6,825,058
	2017	502,308	—		3,172,000	17,691,850	—	29,143	(5)	21,395,301

Chee Chew(7)	2019	395,769	—		9,445,072	13,787,047	—	7,000	(3)	23,634,888
Chief Product Officer

Karyn Smith	2019	464,000	—		1,386,268	1,483,494	—	8,776	(3)	3,342,538
General Counsel	2018	407,020	—		1,016,345	938,409	—	4,416	(4)	2,366,190
	2017	400,000	125,000	(8)	1,004,087	899,667	—	4,716	(5)	2,433,470

(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs awarded to the named executive officers in the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 2, 2020. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs.

(2)

The amounts reported in this column represent the aggregate grant date fair value of the stock options awarded to the named executive officer in the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included our Annual Report on Form 10-K filed with the SEC on March 2, 2020. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the stock options or sale of the shares of common stock underlying such stock options. The amount reported for Mr. Hu for 2017 includes the aggregate grant date fair value of his performance-based stock options, which was $5,947,750, based upon the probable outcome of the applicable performance conditions, which was determined to be the maximum performance outcome.

(3)

For Mr. Lawson, consists of a reimbursement from the Company for a $280,000 filing fee incurred under HSR related to Mr. Lawson’s stock ownership, $6,723 and $128,517, respectively, for the related legal fees and tax gross-up, $730 for supplemental long-term disability insurance premiums, as well as $3,368 for our Company’s matching contributions to his 401(k) account in 2019. For Mr. Shipchandler, consists of $7,000 for our Company’s matching contributions to his 401(k) account in 2019. For Mr. Hu, consists of $696 for supplemental long-term disability insurance premiums, as well as $7,000 for our Company’s matching contributions to his 401(k) account in 2019. For Mr. Chew, consists of $7,000 for our Company’s matching contributions to his 401(k) account in 2019. For Ms. Smith, consists of $958 for supplemental long-term disability insurance premiums, as well as $7,818 for our Company’s matching contributions to her 401(k) account in 2019.

(4)

For Mr. Lawson, consists of $1,459 for supplemental long-term disability insurance premiums, as well as $2,500 for our Company’s matching contributions to his 401(k) account in 2018. For Mr. Shipchandler, consists of $2,500 for our Company’s matching contributions to his 401(k) account. For Mr. Hu, consists of $1,391 for supplemental long-term disability insurance premiums, as well as $2,500 for our Company’s matching contributions to his 401(k) account in 2018. For Ms. Smith, consists of $1,916 for supplemental long-term disability insurance premiums, as well as $2,500 for our Company’s matching contributions to her 401(k) account in 2018.

(5)

For Mr. Lawson, consists of a reimbursement from the Company for a $125,000 filing fee incurred under HSR related to Mr. Lawson’s stock ownership and $75,256 for the related tax gross-up, $1,670 for supplemental long-term disability insurance premiums, as well as $2,500 for our Company’s matching contributions to his 401(k) account in 2017. For Mr. Hu, consists of a reimbursement from our Company for $25,000 for legal fees incurred in connection with the negotiation of his employment offer letter, $1,643 for supplemental long-term disability insurance premiums, as well as $2,500 for our Company’s matching contributions to his 401(k) account in 2017. For Ms. Smith, consists of $2,500 for our Company’s matching contributions to her 401(k) account in 2017 as well as $2,216 for supplemental long-term disability insurance premiums in 2017.

(6)

Mr. Shipchandler was appointed as our Chief Financial Officer on November 12, 2018 and was therefore not a named executive officer for 2017. Mr. Shipchandler’s 2018 base salary was pro-rated to his employment start date.

(7)

Mr. Chew was appointed as our Chief Product Officer on January 14, 2019 and was therefore not a named executive officer for 2018 and 2017. Mr. Chew’s 2019 base salary was pro-rated to his employment start date.

(8)

In June 2017, Ms. Smith received a special, one-time cash bonus in recognition of her services and contributions to us as our interim Chief People Officer during the period between May 2016 to June 2017.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeff Lawson	Time-Based Stock Option	1/31/2019	—	—	—	—		110,697	(2)	111.32	6,068,675
	Time-Based RSUs	1/31/2019	—	—	—	50,942	(3)	—		—	5,670,863
Khozema Shipchandler(4)	Time-Based Stock Option	—	—	—	—	—		—		—	—
	Time-Based RSUs	—	—	—	—	—		—		—	—
George Hu	Time-Based Stock Option	1/31/2019	—	—	—	—		73,798	(2)	111.32	4,045,783
	Time-Based RSUs	1/31/2019	—	—	—	33,961	(3)	—		—	3,780,539
Chee Chew(5)	Time-Based Stock Option	2/20/2019	—	—	—	—		241,066	(2)	116.30	13,787,047
	Time-Based RSUs	2/20/2019	—	—	—	81,213	(3)	—		—	9,445,072
Karyn Smith	Time-Based Stock Option	1/31/2019	—	—	—	—		27,060	(2)	111.32	1,483,494
	Time-Based RSUs	1/31/2019	—	—	—	12,453	(3)	—		—	1,386,268

(1)

The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, granted to the named executive officer in the fiscal year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 2, 2020. The amounts reported in this column reflect the accounting cost for these RSUs and stock options, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable.

(2)	The stock options are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(3)	The RSUs are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End Table” below.

(4)	Mr. Shipchandler did not receive an annual equity award in 2019 since he was granted equity awards in connection with his commencement of employment with us in November 2018.

(5)	Mr. Chew was appointed as our Chief Product Officer on January 14, 2019 and received new hire equity awards in connection with his commencement of employment with us.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019. Except as described below, all stock options and RSUs are subject to certain vesting acceleration provisions as provided in the applicable Executive Severance Plan (and for our Chief Operating Officer, in such plan as well as his employment offer letter).

		Option Awards(1)(2)							Stock Awards(1)(2)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(3)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(4)
Jeff Lawson	12/31/2015	316,667	(5)	—		—	10.09	12/30/2025	—		—
Chief Executive Officer and Chairperson	2/10/2017	119,502		44,388	(6)	—	31.96	2/9/2027	—		—
	2/20/2018	93,311		110,278	(7)	—	33.01	2/19/2028	—		—
	1/31/2019	—		110,697	(8)	—	111.32	1/30/2029	—		—
	2/4/2016	—		—		—	—	—	11,875	(9)	$1,167,075
	2/10/2017	—		—		—	—	—	25,457	(10)	$2,501,914
	2/20/2018	—		—		—	—	—	57,260	(11)	$5,627,513
	1/31/2019	—		—		—	—	—	50,942	(12)	$5,006,580
Khozema Shipchandler(10)	11/01/2018	43,333		116,667	(13)	—	76.63	10/31/2028	—		—
Chief Financial Officer	11/01/2018	—		—		—	—	—	83,163	(14)	$8,173,260
George Hu	2/28/2017	423,900		262,500	(15)	—	31.72	2/27/2027	—		—
Chief Operating Officer	2/28/2017	427,812		127,188	(16)	—	31.72	2/27/2024	—		—
	2/20/2018	44,098		52,116	(7)	—	33.01	2/19/2028	—		—
	1/31/2019	—		73,798	(8)	—	111.32	1/30/2029	—		—
	2/28/2017	—		—		—	—	—	31,250	(17)	$3,071,250
	2/20/2018	—		—		—	—	—	54,121	(11)	$5,319,012
	2/21/2018	—		—		—	—	—	27,061	(11)	$2,659,555
	1/31/2019	—		—		—	—	—	33,961	(12)	$3,337,687
Chee Chew	2/20/2019	—		241,066	(18)	—	116.30	2/19/2029	—		—
Chief Product Officer	2/20/2019	—		—		—	—	—	81,213	(19)	$7,981,614
Karyn Smith	10/29/2014	16,543	(20)	—		—	4.73	10/28/2024	—		—
General Counsel	12/31/2015	10,957	(5)	—		—	10.09	12/30/2025	—		—
	2/10/2017	—		15,980	(6)	—	31.96	2/9/2027	—		—
	2/20/2018	—		33,355	(7)	—	33.01	2/19/2028	—		—
	1/31/2019	—		27,060	(8)	—	111.32	1/30/2029	—		—
	2/4/2016	—		—		—	—	—	1,880	(9)	$184,766
	2/10/2017	—		—		—	—	—	9,165	(10)	$900,736
	2/20/2018	—		—		—	—	—	17,319	(11)	$1,702,111
	1/31/2019	—		—		—	—	—	12,453	(12)	$1,223,881

(1)

Equity awards granted prior to June 21, 2016 were granted pursuant to our 2008 Stock Option Plan (as amended and restated, the “2008 Plan”). Each stock option under the 2008 Plan is immediately exercisable. To the extent a named executive officer exercises his or her 2008 Plan stock options prior to vesting, the shares of our common stock that he or she will receive will be unvested and subject to the Company’s right of repurchase, which will lapse in accordance with the original vesting schedule of the stock option. No named executive officer has early exercised his or her stock options. Equity awards granted on or after June 21, 2016 were granted pursuant to our 2016 Stock Option and Incentive Plan (as amended from time to time, the “2016 Plan”).

(2)

Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the applicable named executive officer’s continued service to (if granted under the 2008 Plan) or continued employment with (if granted under the 2016 Plan) the Company through such vesting date.

(3)	This column represents the fair market value of a share of our common stock on the date of the grant, as determined by the administrator of our 2008 Plan or 2016 Plan, as applicable.

(4)

This column represents the aggregate fair market value of the shares underlying the RSUs as of December 31, 2019, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $98.28 per share on December 31, 2019. These values assume that the fair market value of the Class B common stock underlying certain of the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock.

(5)	The option has fully vested.

(6)	The shares subject to the stock option vest as follows: 1/4th of the shares vested on January 1, 2018 and 1/48th of the shares vest monthly thereafter.

(7)

The shares subject to the stock option vest as follows: 1/48th of the shares vested on March 15, 2018 and the remaining shares subject to the option vest in equal monthly installments over the following four years.

(8)

The shares subject to the stock option vest as follows: 33% of the shares subject to the stock option vest on December 31, 2020, 33% of the shares subject to the stock option vest on December 31, 2021 and 34% of the shares subject to the stock option vest on December 31, 2022.

(9)	The RSUs vest in 16 equal quarterly installments following January 15, 2016.

(10)

The RSUs vest as follows: 13/48 of the RSUs vested on February 15, 2018, after which 1/16 of the RSUs vest quarterly for the next 11 quarters, with 1/24 of the RSUs vesting in the next quarter thereafter.

(11)	The RSUs vest as follows: 1/16th of the RSUs vested on May 15, 2018 and 1/16 of the RSUs vest quarterly for the next 15 quarters on August 15, November 15, February 15 and May 15, as applicable.

(12)	The RSUs vest as follows: 33% of the RSUs shall vest on December 31, 2020, 33% of the RSUs shall vest on December 31, 2021 and 34% of the RSUs shall vest on December 31, 2022.

(13)

The shares subject to the stock option vest as follows: 25% of the shares subject to the stock option vested on November 1, 2019, and the remaining shares subject to the stock option vest in equal monthly installments over the following three years.

(14)

The RSUs vest as follows: 25% of the RSUs vested on November 15, 2019 and the remaining RSUs vest in equal quarterly installments over the following three years, in each case on February 15, May 15, August 15 and November 15, as applicable.

(15)	The shares subject to the stock option vest as follows: 25% of the shares vested on February 28, 2018 and the remaining shares vest in equal monthly installments over the following three years.

(16)

Consists of three performance-based stock options, each to purchase 185,000 shares of our Class A common stock. As of December 31, 2019, Mr. Hu had satisfied all three pre-established performance-based target levels tied to the Company’s revenue by the specified dates and 50% of the shares subject to each stock option were vested. The remaining 50% of the share subject to each stock option vest thereafter in 24 equal monthly installments.

(17)

The RSUs vest as follows: 25% of the RSUs vested on February 28, 2018 and the remaining RSUs vest in equal quarterly installments over the following three years, in each case on May 15, August 15, November 15 and February 15, as applicable.

(18)

The stock option vests as follows: 25% of the shares subject to the option vest on January 14, 2020 and the remaining shares subject to the option vest in equal monthly installments over the following three years.

(19)

The RSUs vest as follows: 13/48 of the RSUs vest on February 15, 2020, after which 1/16th of the RSUs vest quarterly for the next 11 quarters, with 1/24th of the RSUs vesting in the next quarter thereafter.

(20)	The option has fully vested.

Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and the related value realized during the fiscal year ending December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)
Jeff Lawson	—	—	94,767	11,176,374
Khozema Shipchandler	—	—	27,722	2,719,805
George Hu	25,600	1,858,018	61,079	7,042,596
Chee Chew	—	—	—	—
Karyn Smith	227,588	25,234,207	23,068	2,699,252

(1)

These values assume that the fair market value of the Class B common stock underlying certain of the stock options and RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A Common Stock at any time at the option of the holder or upon certain transfers of such shares.

(2)

The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above), as applicable, exercised on the date of exercise and the aggregate exercise price of the stock option.

(3)

The aggregate value realized upon the vesting and settlement of the RSUs represents the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above), as applicable, that vested on the date of settlement.

Employment Agreements or Offer Letters with Named Executive Officers

Prior to our initial public offering, we initially entered into employment offer letters with each of our named executive officers, except for our Chief Executive Officer, in connection with his or her employment with us, which set forth the terms and conditions of employment of each individual, including his or her initial base salary, initial target annual bonus opportunity and standard employee benefit plan participation. In addition, these employment offer letters provided for certain payments and benefits in the event of an involuntary termination of employment following a change in control of the Company. In connection with our initial public offering, we adopted an executive severance plan, which was subsequently amended and restated and divided into three separate plans (i.e., the Executive Severance Plans and the VP Severance Plan), in order to provide more standardized severance benefits to our named executive officers and to supersede and replace any existing severance arrangements with payments and benefits that were aligned with our peer group practices. For named executive officers hired after our initial public offering, we did not provide for any severance or change in control payments or benefits in their employment offer letters (except for limited vesting acceleration provisions in our Chief Operating Officer’s employment offer letter). Each of our named executive officers, including our Chief Executive Officer and Chief Operating Officer, is a participant in the applicable Executive Severance Plan, as further described below. The Executive Severance Plans provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, and replaced the severance provisions in our named executive officers’ employment offer letters and award agreements, if any, entered into prior to our initial public offering.

Jeff Lawson

We have not entered into an employment offer letter or employment agreement with Mr. Lawson.

Khozema Shipchandler

On August 20, 2018, we entered into an employment offer letter with Mr. Shipchandler, who currently serves as our Chief Financial Officer. The employment offer letter provided for Mr. Shipchandler’s “at-will” employment and set forth his initial annual base salary and an initial stock option and RSU grant, as well as his eligibility to participate in our benefit plans generally. Mr. Shipchandler is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

George Hu

On February 28, 2017, we entered into an employment offer letter with Mr. Hu, who currently serves as our Chief Operating Officer. The employment offer letter provided for Mr. Hu’s “at-will” employment and set forth his initial annual base salary and initial stock option and RSU grants, as well as his eligibility to participate in our benefit plans generally. Mr. Hu is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

Chee Chew

On November 9, 2018, we entered into an employment offer letter with Mr. Chew, who currently serves as our Chief Product Officer. The employment offer letter provided for Mr. Chew’s “at-will” employment and set forth his initial annual base salary, and an initial RSU and option grant, as well as his eligibility to participate in our benefit plans generally. Mr. Chew is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

Karyn Smith

On July 30, 2014, we entered into an employment offer letter with Ms. Smith, who currently serves as our General Counsel. The employment offer letter provided for Ms. Smith’s “at-will” employment and set forth her initial annual base salary, target annual cash bonus opportunity and an initial option grant, as well as her eligibility to participate in our benefit plans generally. Ms. Smith is subject to our standard employment, confidential information, invention assignment and arbitration agreement.

Potential Payments Upon Termination or Change in Control

Executive Severance Plans

Our Executive Severance Plans provide that upon a termination of employment by us for any reason other than for “cause” (as defined in the applicable Executive Severance Plan except that for our Chief Operating Officer, “cause” will be as defined in his employment offer letter), death or disability outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control,” as defined in the applicable Executive Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to nine months of base salary for our Chief Executive Officer, and six months of base salary for our other named executive officers, and (ii) a monthly cash payment for up to nine months for our Chief Executive Officer and up to six months for our other named executive officers equal to the monthly contribution we would have made to provide health insurance to the named executive officer if he or she had remained employed by us. Pursuant to the CEO Severance Plan, our Chief Executive Officer is also entitled to such benefits upon a resignation of employment for “good reason” (as defined in the CEO Severance Plan) outside of the change in control period. In addition, upon a (i) termination of employment by us other than due to cause, death or disability or (ii) a resignation of employment for “good reason”, in each case, outside of the change in control period, our Chief Executive Officer will be entitled to 12 months of acceleration of vesting for outstanding and unvested time-based equity awards.

The Executive Severance Plans also provide that upon a (i) termination of employment by us other than due to cause, death or disability or (ii) a resignation of employment for “good reason” (as defined in the Executive Severance Plans except that for our Chief Operating Officer, “good reason” will be as defined in his employment offer letter), in each case, within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (1) a lump sum cash payment equal to 18 months of base salary for our Chief Executive Officer and 12 months of base salary for our other named executive officers, (2) a monthly cash payment for up to 18 months for our Chief Executive Officer and up to 12 months for our other named executive officers equal to the monthly contribution we would have made to provide health insurance to the named executive officer if he or she had remained employed by us, and (3) full accelerated vesting of all outstanding and unvested equity awards held by our named executive officers; provided, that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the target level specified in the terms of the applicable award agreement.

The payments and benefits provided under the Executive Severance Plans in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to him or her.

Other Change in Control and Severance Arrangements

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of the fiscal year ending December 31, 2019. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2019 using the closing market price of our stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

	Qualifying Termination Not in Connection with a Change in Control(1)							Qualifying Termination in Connection with a Change in Control(2)
Name	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)(3)		Total ($)	Cash Severance ($)		Continued Benefits ($)		Equity Acceleration ($)(3)(4)	Total ($)
Jeff Lawson	100,275	(5)	13,881	(6)	14,218,847	(7)	14,333,003	200,550	(8)	27,761	(9)	25,142,939	25,371,250
Khozema Shipchandler	283,500	(10)	660	(11)	—		284,160	567,000	(12)	1,320	(13)	10,699,100	11,267,420
George Hu	305,000	(10)	9,254	(11)	—		314,254	610,000	(12)	18,508	(13)	43,726,749	44,355,257
Chee Chew	210,000	(10)	9,254	(11)	—		219,254	420,000	(12)	18,508	(13)	7,981,614	8,420,122
Karyn Smith	232,000	(10)	5,178	(11)	—		237,178	464,000	(12)	10,355	(13)	7,358,959	7,833,314

(1)

A “qualifying termination” means a termination other than due to cause, death or disability (or a resignation for good reason, for Mr. Lawson) and “not in connection with a change in control” means outside of the change in control period.

(2)

A “qualifying termination” means a termination other than due to cause, death or disability or a resignation for good reason and “in connection with a change in control” means within the change in control period. Assumes that in connection with the change in control, outstanding equity awards are assumed, substituted or continued by the successor entity.

(3)

Represents the market value of the shares underlying the stock options and RSUs as of December 31, 2019, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $98.28 per share on December 31, 2019. These values assume that the fair market value of the Class B common stock underlying certain of the stock options and RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(4)

Represents acceleration of vesting of 100% of the total number of shares underlying outstanding and unvested stock options and RSUs. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied at target levels.

(5)	Represents nine months of our Chief Executive Officer’s annual base salary.

(6)	Represents nine months of our contribution towards health insurance, based on our actual costs to provide health insurance to our Chief Executive Officer immediately prior to termination.

(7)	Represents 12 months of accelerated vesting for outstanding and unvested time-based equity awards.

(8)	Represents 18 months of our Chief Executive Officer’s annual base salary.

(9)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to our Chief Executive Officer immediately prior to termination.

(10)	Represents six months of the applicable named executive officer’s annual base salary.

(11)	Represents six months of our contribution toward health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

(12)	Represents 12 months of the applicable named executive officer’s annual base salary.

(13)	Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

CEO Pay Ratio

Pursuant to SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our Chief Executive Officer, and the median of the annual total compensation of all of our employees (other than our Chief Executive Officer) for the year ended December 31, 2019:

•	the annual total compensation of our median employee was $191,956; and

•	the annual total compensation of our Chief Executive Officer was $12,292,577, as reported in the “Total Compensation” column in the “Summary Compensation Table” included in this proxy statement.

Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 64:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

As a result of the increase in our number of employees from 1,440 employees as of December 31, 2018 to 2,905 employees as of December 31, 2019, we elected to identify a new median employee as of December 31, 2019. In doing so, we used the same methodology we employed to identify the median employee as of December 31, 2018. Specifically, as permitted by SEC rules, we reviewed total direct compensation based on our consistently applied compensation measure, which we calculated as actual salary paid to our employees for 2019, actual sales commission earned by our employees in 2019, and the grant date fair value of equity awards granted to our employees in 2019. We used December 31, 2019 to determine our employee population. In determining this population, we included all worldwide full-time and part-time employees other than our Chief Executive Officer and excluded (i) approximately 49 individuals that became employees following acquisition transactions with Teravoz Holding LLC and Electric Imp Incorporated that were completed in late fiscal 2019 and (ii) contractors or workers employed through a third-party provider in our employee population. For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various purposes in effect on December 31, 2019 and did not make any cost-of-living adjustments to such compensation. We did not annualize total direct compensation for employees employed by us for less than the full fiscal year. Using our consistently applied compensation measure, we identified a median employee who is a full-time U.S.-based salaried employee.

Once we selected the individual who represented the median employee, we then calculated the annual total compensation for this employee using the same methodology we used for our named executive officers in our 2019 Summary Compensation Table to yield the median annual total compensation disclosed above.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, our compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the members of our compensation committee of the board of directors:

Compensation Committee

Elena Donio (Chair)

Richard Dalzell

Jeffrey Immelt

EQUITY COMPENSATION PLAN INFORMATION

On February 1, 2019, in connection with our acquisition of SendGrid, we assumed the shares reserved and available for issuance under SendGrid’s Amended and Restated 2009 Equity Incentive Plan (the “SendGrid 2009 Plan”), 2012 Equity Incentive Plan (as amended, the “SendGrid 2012 Plan”) and 2017 Equity Incentive Plan (the “SendGrid 2017 Plan”), and such shares became available for issuance under our 2016 Plan. The following table provides information as of December 31, 2019 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	14,074,200	$32.5779(2)	18,806,687(3)
Equity compensation plans not approved by stockholders(4)	2,109,667	16.9086	—

Total	16,183,867	$28.9986	18,806,687

(1)	Includes the following plans: our 2008 Plan, 2016 Plan, and our ESPP.

(2)	Excludes shares that may be issued under RSUs as of December 31, 2019 since such shares subject to RSU awards have no exercise price.

(3)

As of December 31, 2019, a total of 14,957,734 shares of our Class A common stock were reserved for issuance pursuant to the 2016 Plan, which number excludes the 6,920,640 shares that were added to the 2016 Plan as a result of the automatic annual increase on January 1, 2020. The 2016 Plan provides that the number of shares reserved and available for issuance under the 2016 Plan will automatically increase each January 1, beginning on January 1, 2017, by 5% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Class A and Class B common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2016 Plan and the 2008 Plan will be added back to the shares of Class A common stock available for issuance under the 2016 Plan (provided, that any such shares of Class B common stock will first be converted into shares of Class A common stock). The Company no longer makes grants under the 2008 Plan. As of December 31, 2019, a total of 3,848,953 shares of our Class A common stock were available for future issuance pursuant to the ESPP, which number includes shares subject to purchase during the current purchase period, which commenced on November 16, 2019 (the exact number of which will not be known until the purchase date on May 15, 2020) but excludes the 1,384,128 shares that were added to the ESPP as a result of the automatic annual increase on January 1, 2020. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period may not exceed 5,000 shares. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2017, by the lesser of 1,800,000 shares of our Class A common stock, 1% of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

(4)

Includes the shares reserved and available for issuance under the SendGrid 2009 Plan, the SendGrid 2012 Plan and the SendGrid 2017 Plan that we assumed, which were approved by the stockholders of SendGrid, Inc., but not by a separate vote of our stockholders. Such shares became available for issuance under our 2016 Plan, but awards using such shares may not be granted to individuals who were employed, immediately prior to the acquisition, by us or our subsidiaries. In connection with our acquisition of SendGrid, Inc., we also assumed outstanding SendGrid, Inc. options and restricted stock units. As of December 31, 2019, there were 1,760,244 shares issuable under such outstanding stock options (with a weighted-average exercise price of $16.9086) and 349,423 such outstanding restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of March 31, 2020, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of percentage ownership of our common stock on 128,606,443 shares of our Class A common stock and 11,356,940 shares of our Class B common stock outstanding on March 31, 2020. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2020 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of March 31, 2020 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	Voting %†	Ownership %
Named Executive Officers and Directors:
Jeff Lawson(1)	307,566	*	7,049,441	60.4	28.8	5.2
Khozema Shipchandler(2)	66,930	*	—	—	*	*
George Hu(3)	1,045,145	*	—	—	*	*
Chee Chew(4)	99,902	*	—	—	*	*
Karyn Smith(5)	22,521	*	24,149	*	*	*
Richard Dalzell(6)	9,900	*	116,000	1.0	*	*
Byron Deeter(7)	519,900	*	—	—	*	*
Elena Donio(8)	8,458	*	18,752	*	*	*
Jeff Epstein(9)	26,484	*	—	—	*	*
Donna L. Dubinsky	—	—	—	—	—	—
Jeffrey Immelt(10)	8,500	*	—	—	*	*
Erika Rottenberg(11)	10,342	*	20,279	*	*	*
All executive officers and directors as a group (12 persons)(12):	2,125,648	1.6	7,228,621	61.2	30.0	6.6
5% Stockholders:
Vanguard Group(13)	11,341,295	8.8	—	—	4.7	8.1
T. Rowe Price(14)	10,938,793	8.5	—	—	4.5	7.8
Morgan Stanley(15)	8,119,827	6.3	—	—	3.4	5.8
BlackRock(16)	7,324,059	5.7	—	—	3.0	5.2
Amazon.com NV Investment Holdings LLC(17)	—	—	1,768,346	15.6	7.3	1.3
John Wolthuis(18)	—	—	1,538,474	13.6	6.4	1.1

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.

(1)

Consists of (i) 44,657 shares of Class A common stock held of record by Mr. Lawson, as trustee of the Lawson Revocable Trust, (ii) 5,699,569 shares of Class B common stock held of record by Mr. Lawson, as trustee of the Lawson Revocable Trust, (iii) 1,033,205 shares of Class B common stock held of record by The Lawson 2014 Irrevocable Trust, J.P. Morgan Trust Company, as trustee, (iv) 251,092 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2020, (v) 316,667 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2020 and (vi) 11,817 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2020.

(2)

Consists of (i) 60,000 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2020 and (ii) 6,930 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2020.

(3)

Consists of (i) 6,648 shares of Class A common stock held of record by Mr. Hu, (ii) 1,023,227 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2020 and (iii) 15,270 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2020.

(4)

Consists of (i) 14,473 shares of Class A common stock held of record by Mr. Chew, (ii) 80,354 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2020 and (iii) 5,075 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2020.

(5)

Consists of (i) 6,073 shares of Class A common stock held of record by Ms. Smith, as trustee of The Karyn Smith Revocable Trust u/a/d 9/15/06, amended 12/23/11, (ii) 1,172 shares of Class B common stock held of record by Ms. Smith, as trustee of The Karyn Smith Revocable Trust u/a/d 9/15/06, amended 12/23/11, (iii) 12,561 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of March 31, 2020, (iv) 22,977 shares of Class B common stock subject to options that are exercisable within 60 days of March 31, 2020 and (v) 3,887 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2020.

(6)

Consists of (i) 9,900 shares of Class A common stock held of record by Mr. Dalzell and (ii) 116,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of March 31, 2020.

(7)

Consists of (i) 12,640 shares of Class A common stock held of record by Mr. Deeter and (ii) 507,260 shares of Class A Common stock held of record by Byron B. Deeter and Allison K. Deeter Trustees TD July 28, 2000.

(8)	Consists of (i) 8,458 shares of Class A common stock held of record by Ms. Donio and (ii) 18,752 shares of Class B common stock held of record by Ms. Donio.

(9)	Consists of 26,484 shares of Class A common stock held of record by Mr. Epstein, as Trustee of the Epstein Family Revocable Trust.

(10)	Consists of 8,500 shares of Class A common stock held of record by Mr. Immelt.

(11)

Consists of (i) 10,342 shares of Class A common stock held of record by Ms. Rottenberg, as trustee of the Erika Rottenberg Revocable Trust and (ii) 20,279 shares of Class B common stock held of record by Ms. Rottenberg, as trustee of the Erika Rottenberg Revocable Trust.

(12)

Consists of (i) 655,435 shares of Class A common stock held of record, (ii) 6,772,977 shares of Class B common stock held of record, (iii) 1,427,234 shares of Class A common stock subject to outstanding stock options that are exercisable within 60 days of March 31, 2020, (iv) 455,644 shares of Class B common stock subject to outstanding stock options that are exercisable within 60 days of March 31, 2020 and (v) 42,979 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2020.

(13)

Based on information reported by the Vanguard Group on Schedule 13G/A filed with the SEC on February 12, 2020. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 11,225,813 shares, shared dispositive power with respect to 115,482 shares, sole voting power with respect to 97,411 shares and shared voting power with respect to 30,364 shares. The Vanguard Group listed their address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(14)

Based on information reported by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. on Schedule 13G filed with the SEC on February 14, 2020. Of the shares of Class A common stock beneficially owned, T. Rowe Price Associates reported that it has sole dispositive power with respect to 10,938,793 shares and sole voting power with respect to 2,894,328 shares and T. Rowe Price New Horizons Fund, Inc. reported that it has sole voting power with respect to 6,325,177 shares. T. Rowe Price Associates Inc. and T. Rowe Price New Horizons Fund, Inc. listed their address as 100 E. Pratt Street, Baltimore, Maryland 21202.

(15)	Based on information reported by Morgan Stanley and Morgan Stanley Investment Management Inc. on Schedule 13G filed with the SEC on February 13, 2020. Of the shares of Class A common stock beneficially owned, Morgan Stanley reported that it has shared dispositive power with respect to

8,119,827 shares and shared voting power with respect to 7,546,856 shares. Morgan Stanley and Morgan Stanley Investment Management Inc. listed their address as 1585 Broadway, New York, NY 10036.

(16)

Based on information reported by BlackRock, Inc. on Schedule 13G filed with the SEC on February 10, 2020. Of the shares of Class A common stock beneficially owned, Blackrock, Inc. reported that it has sole dispositive power with respect to 7,324,059 shares and sole voting power with respect to 6,408,509. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, NY 10055.

(17)

Based on shares held of record by Amazon.com NV Investment Holdings LLC (“Amazon NV”) as of March 31, 2020 and registered with our transfer agent. Amazon NV’s address is listed as 410 Terry Avenue North, Seattle, WA 98109.

(18)	Consists of 1,538,474 shares of Class B common stock held of record by Mr. Wolthuis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation” the following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the investors’ rights agreement include entities affiliated with Jeff Lawson, our current director, Evan Cooke, a former director, and entities affiliated with Fidelity, Bessemer Venture Partners, Redpoint Ventures and Union Square Ventures.

Acquisition of SendGrid

In February 2019, we acquired all outstanding shares of capital stock of SendGrid, the leading email API platform, by issuing 23.6 million shares of our Class A common stock with a total value of $2,658.9 million. Pursuant to the Agreement and Plan of Merger and Reorganization, as amended, each outstanding share of SendGrid common stock converted into 0.485 of a share of our Class A common stock. At the time of the acquisition, Byron Deeter, a director of our Company and a partner of Bessemer Venture Partners (“BVP”), independently and through BVP and their respective related entities, was a securityholder of each of SendGrid and Twilio. Due to his then concurrent service as a director of each of SendGrid and Twilio, Mr. Deeter recused himself from all Twilio board deliberations and Sendgrid board deliberations with respect to the acquisition. Upon the closing of the acquisition on February 1, 2019, and after accounting for the acceleration of certain restricted stock units pursuant to the terms of Mr. Deeter’s equity award agreements with SendGrid, we issued a total of 21,348 shares of Class A common stock to Mr. Deeter and 3,079,413 shares of Class A common stock to affiliated funds of BVP, with an aggregate grant date fair value of approximately $2.4 million and $347.6 million, respectively.

Other Transactions

We have granted stock options and RSUs to our named executive officers and certain of our directors. See the section titled “Executive Compensation—Individual Compensation Arrangements—Long-Term Incentive Compensation”, “Executive Compensation—Outstanding Equity Awards at Year-End Table” and “Board of Directors and Corporate Governance—Non-Employee Director Compensation” for a description of these stock options and RSUs.

We have entered into severance and change in control arrangements with certain of our executive officers pursuant to employment offer letters and/or our severance plan that, among other things, provides for certain severance and change in control payments and benefits. See the sections titled “Executive Compensation—Post-Employment Compensation Arrangements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify our employees and agents to the extent not prohibited by the Delaware General Corporation Law or other applicable law. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2019, all Section 16(a) filing requirements were satisfied on a timely basis, except with respect to the failure to timely file a Form 4 for Karyn Smith (filed with the SEC on June 25, 2019).

2019 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2019 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at https://investors.twilio.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Twilio Inc., 101 Spear Street, First Floor, San Francisco, California 94105.

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The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 22, 2020

APPENDIX A

KEY BUSINESS METRICS AND NON-GAAP FINANCIAL MEASURE INFORMATION

Set forth below in this Appendix A is important information about how we measure Active Customer Accounts, Base Revenue and other key business metrics as well as a reconciliation of our non-GAAP to GAAP financial measures.

Number of Active Customer Accounts

We believe that the number of our Active Customer Accounts is an important indicator of the growth of our business, the market acceptance of our platform and future revenue trends. We define an Active Customer Account at the end of any period as an individual account, as identified by a unique account identifier, for which we have recognized at least $5 of revenue in the last month of the period. We believe that the use of our platform by our customers at or above the $5 per month threshold is a stronger indicator of potential future engagement than trial usage of our platform or usage at levels below $5 per month. A single organization may constitute multiple unique Active Customer Accounts if it has multiple account identifiers, each of which is treated as a separate Active Customer Account. Effective December 31, 2019, we round down the number of Active Customer Accounts to the nearest thousand.

In the years ended December 31, 2019, 2018, and 2017, revenue from Active Customer Accounts represented over 99% of total revenue in each period.

Base Revenue

Base Revenue consists of all revenue other than revenue from large Active Customer Accounts that have never entered into 12-month minimum revenue commitment contracts with us, which we refer to as Variable Customer Accounts. While almost all of our customer accounts exhibit some level of variability in the usage of our products, based on the experience of our management, we believe that Variable Customer Accounts are more likely to have significant fluctuations in usage of our products from period to period, and therefore that revenue from Variable Customer Accounts may also fluctuate significantly from period to period. This behavior is best evidenced by the decision of such customers not to enter into contracts with us that contain minimum revenue commitments, even though they may spend significant amounts on the use of our products, and they may be foregoing more favorable terms often available to customers that enter into committed contracts with us. With the growth of our business in recent years, including through revenue contribution from the acquisition of Twilio SendGrid, revenue from Variable Customer Accounts has become less meaningful as a percentage of total revenue. As a result, for reporting periods starting with the three months ending March 31, 2020, we will only disclose Total Revenue and will cease to disclose Base Revenue as an operating metric.

For historical periods through March 31, 2016, we defined a Variable Customer Account as an Active Customer Account that (i) has never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) has met or exceeded 1% of our revenue in any quarter in the periods presented through March 31, 2016. To allow for consistent period-to-period comparisons, in the event a customer account qualified as a Variable Customer Account as of March 31, 2016, or a previously Variable Customer Account ceased to be an Active Customer Account as of such date, we included such customer account as a Variable Customer Account in all periods presented. For reporting periods starting with the three months ended June 30, 2016, we define a Variable Customer Account as a customer account that (a) has been categorized as a Variable Customer Account in any prior quarter, as well as (b) any new customer account that (i) is with a customer that has never signed a minimum revenue commitment contract with us for a term of at least 12 months and (ii) meets or exceeds 1% of our revenue in a quarter. Once a customer account is deemed to be a Variable Customer Account in any period, they remain a Variable Customer Account in subsequent periods unless they enter into a minimum revenue commitment contract with us for a term of at least 12 months.

In the years ended December 31, 2019, 2018 and 2017, we had six Variable Customer Accounts, which represented 7%, 9%, and 8%, respectively, of our total revenue.

Dollar-Based Net Expansion Rate

Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with existing Active Customer Accounts and to increase their use of the platform. An important way in which we have historically tracked performance in this area is by measuring the Dollar-Based Net Expansion Rate for Active Customer Accounts, other than Variable Customer Accounts. Our Dollar-Based Net Expansion Rate increases when such Active Customer Accounts increase their usage of a product, extend their usage of a product to new applications or adopt a new product. Our Dollar-Based Net Expansion Rate decreases when such Active Customer Accounts cease or reduce their usage of a product or when we lower usage prices on a product. As our customers grow their businesses and extend the use of our platform, they sometimes create multiple customer accounts with us for operational or other reasons. As such, for reporting periods starting with the three months ended December 31, 2016, when we identify a significant customer organization (defined as a single customer organization generating more than 1% of revenue in a quarterly reporting period) that has created a new Active Customer Account, this new Active Customer Account is tied to, and revenue from this new Active Customer Account is included with, the original Active Customer Account for the purposes of calculating this metric. We believe that measuring Dollar-Based Net Expansion Rate provides a more meaningful indication of the performance of our efforts to increase revenue from existing customers.

For historical periods through December 31, 2019, our Dollar-Based Net Expansion Rate compares the revenue from Active Customer Accounts, other than Variable Customer Accounts, in a quarter to the same quarter in the prior year. For reporting periods starting with the three months ending March 31, 2020, Twilio’s Dollar-Based Net Expansion Rate will compare the revenue from all Active Customer Accounts, including Variable Customer Accounts, in a quarter to the same quarter in the prior year. To calculate the Dollar-Based Net Expansion Rate, we first identify the cohort of Active Customer Accounts (other than Variable Customer Accounts through December 31, 2019) that were Active Customer Accounts in the same quarter of the prior year. The Dollar-Based Net Expansion Rate is the quotient obtained by dividing the revenue generated from that cohort in a quarter, by the revenue generated from that same cohort in the corresponding quarter in the prior year. When we calculate Dollar-Based Net Expansion Rate for periods longer than one quarter, it uses the average of the applicable quarterly Dollar-Based Net Expansion Rates for each of the quarters in such period. Given that we will no longer disclose Base Revenue as an operating metric for reporting periods starting with the three months ending March 31, 2020, our Dollar-Based Net Expansion Rate will compare the revenue from all Active Customer Accounts, including Variable Customer Accounts, in a quarter to the same quarter in the prior year.

Non-GAAP Financial Measures

We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, facilitates period-to-period comparisons of results of operations, and assists in comparisons with other companies, many of which use similar non-GAAP financial information to supplement their GAAP results. Non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similarly-titled non-GAAP measures used by other companies. Whenever we use a non-GAAP financial measure, a reconciliation is provided to the most closely applicable financial measure stated in accordance with generally accepted accounting principles. Investors are encouraged to review the related

GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Non-GAAP Income (Loss) from Operations and Non-GAAP Operating Margin

For the periods presented, we define non-GAAP (loss) income from operations and non-GAAP operating margin as GAAP loss from operations and GAAP operating margin, respectively, adjusted to exclude, as applicable, certain expenses as presented in the table below:

	Year Ended December 31,
	2019	2018	2017	2016	2015
	(In thousands)
Reconciliation:
Loss from operations	$(369,785)	$(115,235)	$(66,074)	$(41,315)	$(35,393)
Non-GAAP adjustments:
Stock-based compensation	264,318	93,273	49,619	24,225	8,877
Amortization of acquired intangibles	72,807	7,170	5,620	880	464
Stock repurchase	—	—	—	—	1,965
Acquisition-related expenses	15,713	4,481	310	499	1,165
Release of tax liability upon obligation settlement	—	—	(13,365)	(805)	—
Charitable contributions	—	7,121	1,172	3,860	—
Legal settlements/accruals	—	1,710	—	—	—
Gain on lease termination	—	—	(295)	—	—
Payroll taxes related to stock-based compensation	15,188	5,617	2,950	434	—

Non-GAAP (loss) income from operations	$(1,759)	$4,137	$(20,063)	$(12,222)	$(22,922)

Non-GAAP operating margin	—%	1%	(5)%	(4)%	(14)%

TWILIO INC. 101 SPEAR STREET, FIRST FLOOR SAN FRANCISCO, CALIFORNIA 94105	VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D14256-P32581	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TWILIO INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. To elect three Class I directors to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified.	☐	☐	☐
Nominees:
01) Richard Dalzell
02) Jeffrey Immelt
03) Erika Rottenberg
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.					☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of our named executive officers.					☐	☐	☐
NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D14257-P32581

TWILIO INC.

Annual Meeting of Stockholders

June 3, 2020 9:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeff Lawson, Khozema Shipchandler, and Karyn Smith as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Twilio Inc. (the “Company”) standing in the name of the undersigned on April 6, 2020, with all powers which the undersigned would possess if present at the 2020 Annual Meeting of Stockholders of the Company to be held on June 3, 2020 or at any adjournment, continuation, or postponement thereof. Receipt of the Notice of the 2020 Annual Meeting of Stockholders and Proxy Statement and the 2019 Annual Report is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you do not provide any direction, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side